Exhibit 10.36

Confidential

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and between

Q32 BIO INC.

and

HORIZON THERAPEUTICS IRELAND DAC

Dated as of August 12, 2022

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TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 12, 2022 (the “Agreement Date”), by and between Q32 BIO INC. (f/k/a Admirx, Inc.), a Delaware corporation, (“Seller”), and HORIZON THERAPEUTICS IRELAND DAC, an Irish company, with its principal place of business located at 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Concurrent with the execution and delivery of this Agreement, Purchaser and Seller are entering into a Collaboration and Option Agreement (as may be amended from time-to-time, the “Collaboration Agreement”).

B. At such time, if any, that Purchaser validly exercises the Option in accordance with the Collaboration Agreement, the Parties intend to provide for the purchase by Purchaser of the Acquired Assets, including the assumption of certain Liabilities relating to the Acquired Assets, all on the terms and subject to the conditions set forth in this Agreement.

C. Subject to, and in accordance with, this Agreement, the Parties desire to enter into (i) an Assignment and Assumption Agreement, (ii) a Bill of Sale and (iii) a Transition Services Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. DEFINITIONS.

In this Agreement and any Exhibit, Disclosure Schedule, and Schedule attached hereto, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.

“Abbreviated Application” means (a) a Biologics License Application submitted to the FDA under subsection (k) of Section 351 of the Public Health Service Act (PHSA) (42 USC 262(k)), (b) an abbreviated New Drug Application submitted to the FDA under Section 505(j) of the FDC Act (21 USC 355(j)), or (c) any analogous application to those applications set forth in clauses (a) or (b) submitted to a Regulatory Authority outside the United States.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Acquired Business Contracts” has the meaning set forth in Section 2.1(a)(ii).

“Acquiring Parties” has the meaning set forth in Section 6.5(c)(ii).

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“Action” means any lawsuit, claim, hearing, enforcement, audit, investigation, lawsuit, action (including arbitration or mediation) or other regulatory, quasi-judicial, or judicial proceeding.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether (a) through direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest in such corporation or other entity, or (b) by contract.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.6(a).

“Annual Net Sales” has the meaning set forth in Section 3.3(e)(i).

“Antibody” means any antibody or antigen binding fragment thereof (including any bispecific or multispecific antibody, single chain antibody or domain antibody) and/or similar antigen binding protein, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Assignment Agreements” means any agreement with Third Parties (other than an Inventor) assigning right, title, or interest to Seller Patents.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

“Bill of Sale” means the Bill of Sale in substantially the form attached hereto as Exhibit B.

“BMS” means Bristol-Myers Squibb Company or its successors or assigns to the BMS License.

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“BMS License” means the License Agreement dated September 14, 2019 between Seller and BMS, as amended by Amendment 1 to License Agreement, dated as of August 13, 2021, as amended by Second Amendment to License Agreement, dated as of July 26, 2022, as amended by Third Amendment to License Agreement, dated as of July 26, 2022.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Ireland, the State of Illinois or the State of Massachusetts.

“Change in Control” means with respect to a Party, (a) a merger, consolidation, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination or other transaction of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of the assets of such Party and its direct and indirect subsidiaries; provided that a sale of securities for bona fide fundraising purposes shall not be deemed a Change in Control for purposes of this Agreement.

“Claim” means a claim for Losses.

“Claim Notice” means a written notice given by an Indemnified Party to the Indemnifying Party that the Indemnified Party is proposing a claim made in good faith.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment” means (a) $[***], plus (b) any portion of the Development Funding that is to be paid at Closing pursuant to the terms of the Collaboration Agreement, less (c) the Escrow Amount, less (d) the [***], to the extent not paid by Seller to BMS at or prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” has the meaning set forth in Section 3.3(e)(ii).

“Commercialization” means the conduct of all activities undertaken in preparation for and following Regulatory Approval relating to the promotion, sales (including receiving, accepting, and filling product orders), marketing, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering) of a product, including sales force detailing, advertising, market research, market access (including price and reimbursement activities) and sales force training. “Commercialize” and “Commercializing” have correlative meanings.

“Company Delivery Period” has the meaning set forth in the Collaboration Agreement.

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“Competitive Activities” means discovery, research, development or commercialization activities with respect to any Antibody that acts through, and is designed to specifically bind to and inhibit either [***], in either case ((a) or (b)), as its primary mechanism of action.

“Compound” has the meaning set forth in the Collaboration Agreement.

“Confidential Information” has the meaning set forth the Collaboration Agreement.

“Confidentiality Agreements” has the meaning set forth the Collaboration Agreement.

“Conflict” has the meaning set forth in Section 5.1(c).

“Consideration” has the meaning set forth in Section 3.1.

“Contagion Event” means the outbreak, escalation or worsening of contagious disease, epidemic or pandemic (including the escalation or worsening of COVID-19).

“Contract” means any written or oral contract or agreement, including supply contracts, licenses, binding commitments, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges, and conditional sales agreements to which the Person referred to is a party or by which any of its assets are bound.

“Control” or “Controlled by” means, with respect to any Intellectual Property, the possession by a party of the ability (whether by ownership, license or other right) to grant access to, or a license or sublicense of, such Intellectual Property without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, following the Effective Date (as defined in the Collaboration Agreement) of the Collaboration Agreement, any Intellectual Property (including Patents) owned or licensed by a Third Party prior to the date that such Third Party becomes an Affiliate of a Party pursuant to a Change in Control shall be excluded from the definition of rights “Controlled” by such Party and its Affiliates on and after the date of consummation of such transaction, except to the extent such Intellectual Property (a) was Controlled by such Party immediately prior to the consummation of such Change in Control or (b) is used by or on behalf of such Party or such Affiliate after the consummation of such Change in Control in the Development, manufacture, use, Commercialization or other exploitation of any Compound or Product in any country or jurisdiction.

“Controlled Group” means Seller and any trade or business, whether or not incorporated, which is treated together with Seller as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

“Cover”, “Covering”, or “Covered” means, with respect to a product, technology, process, method, or mode of administration that, in the absence of ownership of or a license granted under a particular Patent, the manufacture, use, offer for sale, sale, or importation of such product or the practice of such technology, process, method, or mode of administration would infringe one or more Valid Claims of such Patent or, in the case of a claim in a pending patent application, would infringe such claim if it were to issue and become a Valid Claim.

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“Development” means all development activities for a pharmaceutical or biological product (whether alone or for use together, or in combination, with another active ingredient as a combination product or combination therapy) that are directed to obtaining Regulatory Approval(s) of such product and lifecycle management of such product in any country in the world, including all non-clinical, preclinical, and clinical studies and trials of such product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any Regulatory Approval Application for such product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing. “Develop” and “Developing” have correlative meanings.

“Development Funding” has the meaning set forth in the Collaboration Agreement.

“Diligent Efforts” means, with respect to the efforts to be expended by Purchaser with respect to any objective, activity or decision to be undertaken under this Agreement with respect to the Development of a Product (including obtaining Regulatory Approval(s) for such Product), on a country-by-country basis, the carrying out of such Development activities with a level of effort and resources consistent with the commercially reasonable practices typically devoted by Purchaser and its Affiliates, including Horizon Therapeutics plc, for the Development of a pharmaceutical or biologic product at a similar stage of development, and of similar scientific data and validation, market potential, profit potential and strategic value and based on conditions then prevailing. Such efforts may take into account, without limitation, scientific data (including safety and efficacy data), Regulatory Authority-approved labeling, product profile, the competitiveness of alternative products, pricing and reimbursement for such Product in a country relative to other markets, the likely timing of such Product’s entry into the market, the proprietary position of such Product, the anticipated profitability of such Product and the other products in Purchaser’s and its Affiliates’ portfolio, including Horizon Therapeutics plc’s portfolio (including other products under development), the likelihood of Regulatory Approval and other relevant scientific, technical and commercial factors.

“Disclosure Schedules” has the meaning set forth in Section 5.1.

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“Domain Names” means domain names, uniform resource locators, and applications or registrations for the foregoing.

“EMA” means the European Medicines Agency or any successor agency thereto, the European Commission (or any successor agency thereto) or any other Regulatory Authority responsible for Regulatory Approval of biological products in the European Union.

“Employee Benefit Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, (iii) all employment, individual consulting, executive compensation, or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave,

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vacation, recreation, retirement, pension, loans, salary continuation, health, medical, dental, vision, accident, disability, cafeteria, life insurance and educational assistance plans, policies, agreements or arrangements, and (iv) any collective bargaining agreement or union contract, in each case, whether written or unwritten and whether or not subject to ERISA, that are sponsored or maintained by Seller or any member of the Controlled Group for the benefit of current or former employees or current or former consultants, independent contractors or directors of Seller or any of its subsidiaries or with respect to which Seller or any of its subsidiaries has any Liability.

“Employee Liabilities” means any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under Contract, Law or Permit, Order or any award of any arbitrator of any kind relating to any Employee Benefit Plan, employment agreement, natural person consulting or independent contractor agreement, or otherwise relating to an employee or other natural person service provider and his or her potential or actual service or employment with Seller or any member of the Controlled Group.

“Enforceability Exception” has the meaning set forth in Section 5.1(b).

“Escrow Agent” means an escrow agent reasonably acceptable to Purchaser and Seller.

“Escrow Amount” means US$[***].

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” means all Liabilities of Seller and its Affiliates not expressly included in the definition of Assumed Liabilities, including:

(a) all Liabilities arising from Seller’s ownership or use of the Acquired Assets or the conduct of its business, including the Product Operations, prior to Closing;

(b) all Liabilities relating to Excluded Assets;

(c) all Seller Tax Liabilities;

(d) all Liabilities of Seller or any of its Affiliates for product liability, infringement, or misappropriation arising from preclinical or clinical trials of a Product or Product Operations conducted by or for Seller prior to Closing;

(e) all Employee Liabilities;

(f) any Liabilities that arose or were incurred under any Acquired Business Contract prior to Closing or that relate to any failure to perform, improper performance, warranty or other breach, default, or violation by Seller as of or prior to the Closing;

(g) all Liabilities for invoices, bills, accounts payable, or other trade payables due or owned by Seller or any of its Affiliates to any Third Party relating to or arising from the Development, Commercialization, manufacture (or having manufactured) of a Compound or Product prior to the Closing;

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(h) any Liability arising out of or resulting from non-compliance with any Law by Seller or its Affiliates with respect to the Product Operations or the Acquired Assets prior to the Closing; and

(i) any Liability of Seller or its Affiliates to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement or any of the Transactions or the consummation thereof.

“Executives” has the meaning set forth in the Collaboration Agreement.

“Exercise Withdrawal Notice” has the meaning set forth in the Collaboration Agreement.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDC Act” means the U.S. Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder from time to time.

“First Commercial Sale” has the meaning set forth in Section 3.3(e)(i).

“Fraud” means an act in the making of a specific representation or warranty expressly set forth in this Agreement or the Collaboration Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party and requires (a) an intentional false representation of material fact; (b) actual knowledge that such representation is false, or reckless indifference to its truth; (c) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (d) such Party to reasonably rely upon such false representation to take or refrain from taking action; and (e) such Party suffers damage by reason of such reliance.

“FTC” means the U.S. Federal Trade Commission or any successor agency thereto.

“Fundamental Representations” means the representations and warranties contained in Sections 5.1(a) (Organization and Existence), 5.1(b) (Authority and Approval), 5.1(c) (No Conflict), 5.1(e) (Taxes), 5.1(f) (Title), and 5.1(n) (No Brokers).

“GAAP” means U.S. generally accepted accounting principles, consistently applied by the relevant Person and its Affiliates.

“GCP” has the meaning set forth in the Collaboration Agreement.

“Generic Versions” has the meaning set forth in Section 3.3(f)(iii).

“GLP” has the meaning set forth in the Collaboration Agreement.

“GMP” has the meaning set forth in the Collaboration Agreement.

“Governmental Authority” means any United States federal, state, local, or any non-U.S. government, governmental, regulatory (including self-regulatory) or administrative authority, body, agency or commission or any court, tribunal, or judicial or arbitral body.

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“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“IND” means an investigational new drug application relating to a Product (including any amendment or supplement thereto) submitted to the FDA pursuant to 21 CFR Part 312, or a comparable application submitted to the applicable Regulatory Authority outside the United States (including as applicable clinical trial applications (CTAs), clinical trial exemptions (CTXs), and investigational medicinal product dossiers), including any supplements and amendments thereto.

“Indemnified Party” means any Party entitled to indemnification hereunder.

“Indemnifying Party” means the Party from whom indemnification is claimed.

“Indication” has the meaning set forth in Section 3.3(b)(i).

“Initiation” has the meaning set forth in Section 3.3(b)(ii).

“Intellectual Property” means any and all of the following and any and all rights associated with the following, in any jurisdiction throughout the world, by whatever name or term known or designated, whether arising by operation of Law, Contract, or otherwise:

(a) Patents;

(b) Trademarks;

(c) Domain Names;

(d) all copyrights, mask work rights, moral rights, and common-law rights thereto, and all applications, registrations, and renewals in connection therewith throughout the world;

(e) all rights in databases and data collections;

(f) all Know-How;

(g) all similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world;

(h) all inventions existing in any of the foregoing; and

(i) all rights to sue for past, present, or future infringement, violations, or misappropriation of any of the foregoing anywhere in the world.

“Inventor” means each of the named inventors of each of Seller Patents, as well as any inventor who should be or should have been named on each of Seller Patents.

“Inventor Assignment Agreement” means an agreement by Seller or its Affiliate with the respective Inventor assigning all right, title, and interest to Seller Patents to Seller or its Affiliates. For clarity, any agreement with an employee or contractor of Seller or its Affiliate that provides for the general assignment of inventions made in the course of employment by or providing services to Seller or its Affiliate shall not be an “Inventor Assignment Agreement”.

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“Inventory” means all inventories of active pharmaceutical ingredient for the Compounds and Products, all drug product for the Compounds and Products, all raw and pack materials, workin-process, finished goods, Products on stability, warehoused stock, supplies and packaging materials relating to the manufacturing of any Product, in each case to the extent owned or controlled by Seller or its Affiliates.

“IP Representations” means those representations and warranties of Seller set forth in Section 5.1(m) (Intellectual Property).

“Irish Allocation Schedule” has the meaning set forth in Section 6.6(a).

“JSC” has the meaning set forth in the Collaboration Agreement.

“Know-How” means data, knowledge, trade secrets, know-how, discoveries, inventions and technical, business or other proprietary information, including materials, samples, manufacturing data, chemistry, manufacturing, and controls information, toxicological data, pharmacological data, data from preclinical, clinical or non-clinical testing or studies, assays, processes, protocols, procedures, methods, devices, designs, results, technology, platforms, formulations, regulatory filings, applications, approvals and associated correspondence, specifications, quality control testing data, customer lists, mailing lists and business plans.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent investigation, including reasonable inquiry with relevant employees, consultants and advisors, if any, who would reasonably be expected to have knowledge of the matters in question. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any executive officer of Seller, including the Chief Executive Officer, the Chief Financial Officer, the Chief Scientific Officer, the Chief Medical Officer, the Vice President of Clinical Development Operations and Senior Director, Global Manufacturing (or such individuals in similarly equivalent roles), has Knowledge of such fact or other matter.

“Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law, including GCP, GMP and GLP.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

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“Liability” means, with respect to any Person, any debt, duty, liability or obligation of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations, and all other liabilities and obligations of such Person or any of its subsidiaries or Affiliates, regardless of whether such debts, duties, liabilities or obligations are required to be reflected on a balance sheet in accordance with GAAP.

“License Grants” means licenses, sublicenses, or other Contracts (whether royalty bearing or non-royalty bearing) under which rights in any Product IP have been granted to any Person by any of (a) Seller, (b) any Affiliate, and (c) any other Person that, at the time of the execution of the license, sublicense, or other Contract, as applicable, is or was an Affiliate of Seller.

“Lien” means any lien, statutory lien, pledge, mortgage, security interest, Claim, encumbrance, restriction on use or transfer, easement, right of way, option, conditional sale, or other title retention agreement of any kind or nature. In the case of an Intellectual Property Right that is subject to any in-license or out-license, “Lien” includes the terms and conditions of such in-license or out-license, as applicable.

“Look-Back Date” means the date that is [***] prior to the Agreement Date.

“Losses” means any damages, losses, expenses, costs, settlement payments, awards, judgments, fines or penalties, including reasonable attorneys’ fees and any amount payable as Taxes, except to the extent incurred or paid in connection with a Third Party Claim, “Losses” shall not include any diminution in value, lost profits, lost business opportunity or unforeseeable, exemplary, punitive, speculative, special, indirect or consequential damages.

“MAA” means a marketing authorization application filed for Regulatory Approval in the European Union, Japan or other countries, of the applicable Product.

“MAA Approval” means Regulatory Approval by the EMA of an MAA (including an Abbreviated Application) filed with the EMA for the applicable Product under the centralized European procedure; provided, that MAA Approval shall in any event be deemed achieved upon First Commercial Sale in any country in the European Union.

“made available” means that Seller has provided (or made available in the virtual data room hosted on behalf of Seller) to Purchaser that material in question, (a) with respect to material existing as of the Agreement Date, before the second Business Day prior to the Agreement Date, or (b) with respect to material not yet existing as of the Agreement Date, on or before the Schedule Delivery Date, other than, in each case, material that was delivered (or made available in the virtual data room hosted on behalf of Seller) to Purchaser following such time at the request of Purchaser or the Representatives of Purchaser.

“Master Cell Bank” means the master cell bank used by Seller in connection with the manufacture of the Compound.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result, or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the Acquired Assets, taken as a whole or (ii) materially impairs the ability of Seller to consummate, or prevents or materially delays, the Closing or would reasonably

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be expected to do so, provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (a) changes that are the result of factors generally affecting the industries or markets in which Seller operates; (b) any adverse change, effect or circumstance arising out of the announcement of the Transactions (other than of purposes of any representation or warranty contained in Section 5.1(c)), including losses or threatened losses of, or any adverse change in the relationship with, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with Seller; (c) changes in Law or GAAP or the interpretation thereof including any Laws or actions taken by any Governmental Authority newly enacted for, relating to or arising out of efforts to address the spread of any Contagion Event; (d) changes that are the result of economic factors affecting the national, regional or world economy or financial or securities markets; (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, and other force majeure event including any Contagion Event; (f) any national or international political or social conditions in any jurisdiction in which Seller conducts business; and (g) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; except in each case of clauses (a) and (c) through (g), with respect to Seller, to the extent disproportionately affecting Seller relative to other similarly situated companies in the industries in which Seller operates.

“Milestone Event” has the meaning set forth in Section 3.3(a).

“Milestone Obligor” means each of (a) Purchaser or any of its subsidiaries or Affiliates, or (b) any (sub)licensee, assignee, or any other Person who has acquired, through license or otherwise, applicable Product IP from any of the Persons set forth in clause (a) and assumed responsibility or been delegated responsibility or granted rights under the Product IP to Develop or Commercialize any Product, but excluding any contract manufacturer of a Product or other contractor, or other service provider that is providing services ancillary to Development or Commercialization of Products on behalf of Purchaser or any of its subsidiaries or Affiliates.

“Milestone Payment” has the meaning set forth in Section 3.3(a).

“NDA” means a new drug application filed with the FDA required for marketing approval for the applicable Product in the U.S., or, if the Compound is a biologic, a biologics license application (BLA) filed with the FDA required for marketing approval for the applicable Product in the U.S.

“Net Sales” has the meaning set forth in Section 3.3(b)(iii).

“Nondisclosure Agreements” means any nondisclosure, confidentiality, or similar agreements in effect as of the date of this Agreement to which Seller is a party that primarily relate to the Acquired Assets or any Product IP, or any other Compound or Product.

“Non-Scheduled License Grants” has the meaning set forth in Section 5.1(m)(ii).

“Non-Transferable Assets” has the meaning set forth in Section 2.4.

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“Objection Deadline” has the meaning set forth in Section 9.5(a).

“Objection Notice” has the meaning set forth in Section 9.5(a).

“Option” has the meaning set forth in the Collaboration Agreement.

“Option Exercise Notice” has the meaning set forth in the Collaboration Agreement.

“Option Termination Date” has the meaning set forth in the Collaboration Agreement.

“Order” means and includes any writ, law, rule, regulation, executive order or decree, judgment, injunction, ruling, or other order, whether temporary, preliminary, or permanent enacted, issued, promulgated, enforced, or entered into by any Governmental Authority.

“Ordinary Course of Business” means, as of a particular time, the ordinary course of business of Seller consistent with Seller’s past custom and practice.

“Organizational Document” means (a) the articles or certificate of incorporation, association, or formation and the bylaws of a corporation; (b) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Party” and “Parties” have the meaning set forth in the preamble.

“Patent Documents” means all (a) prosecution files and docketing reports for each of Seller Patents and any other Product Patents for which Seller or its Affiliate is responsible for prosecution and maintenance; (b) Assignment Agreements and all Inventor Assignment Agreements; (c) documents, records, and files in the possession and Control of Seller, or in the Control of Seller and in the possession of its counsel, or its agents (and including any and all of each Inventor) directly related to (i) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of Seller Patents, or (ii) the filing, prosecution, registration, continuation, continuation-in-part, reissuance, correction, enforcement, defense, and maintenance of Seller Patents and any other Product Patents for which Seller or its Affiliate is responsible for prosecution and maintenance; and (d) all other material documentation or information in the possession and Control of Seller or its Affiliates, or in the Control of Seller or its Affiliates and in the possession of its or their counsel or agents, in each case to the extent directly related to the Product Patents.

“Patents” means (a) patents and patent applications, and (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a)-(b), (d) all foreign counterparts of any of the foregoing in (a)-(c), including PCT Applications, and (e) all registrations, reissues, reexaminations, supplemental protection certificates, or extensions of any of the foregoing in (a)- (d).

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“PCT Applications” means any Patent applications filed under the Patent Cooperation Treaty.

“Permits” means any license, permit, registration, listing, approval, qualification, letter, authorization, certificate of authority, qualification, notice, clearance, franchise, NDA, MAA IND, or similar document or authority issued or granted by any Regulatory Authority or pursuant to any Law.

“Permitted Liens” means (a) landlords’, materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business or deposits to obtain the release of such Liens; (b) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith; (c) purchase money or equipment Liens incurred in the ordinary course of business; and (d) other Liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such Lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“[***]” means the milestone payment due to BMS upon the achievement of the [***] (as each such term is defined in the BMS License).

“Phase 3 Clinical Trial” has the meaning set forth in Section 3.3(b)(iv).

“PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency or its successor, in Ministry of Health, Labour and Welfare.

“PMDA Approval” means Regulatory Approval by the PMDA of an MAA (including an Abbreviated Application) filed with the PMDA for the applicable Product in Japan.

“Preexisting Affiliate” means, with respect to a Party that is subject to a Change in Control, any Affiliate of such Party or the Acquiring Party following such Change in Control that was an Affiliate of such Party prior to such Change in Control.

“Pre-Existing Competitive Activities” has the meaning set forth in Section 6.5(c)(ii).

“Proceeding” means any suit, Claim, complaint, investigation, litigation, audit, proceeding, or arbitration by or before any Person.

“Product” has the meaning set forth in the Collaboration Agreement.

“Product Employees” has the meaning set forth in Section 6.7.

“Product IP” means any and all (a) Product Patents, (b) Product Know-How and (c) other Intellectual Property Controlled by Seller or any of its Affiliates that primarily relates to any Compounds or Products but excluding (i) Domain Names and (ii) Trademarks.

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“Product Know-How” means all Know-How Controlled by Seller or any of its Affiliates as of the Closing Date that is used or held for use in, is necessary or reasonably useful for, or was generated in, the Product Operations, including, for the avoidance of doubt, Know-How Controlled by Seller and its Affiliates, made before the Closing Date that constitutes the composition of matter of any Compound or Product, or a method of manufacturing or using any Compound or Product.

“Product Operations” means the research, Development, manufacture, formulation, testing, use, distribution, marketing, sale, promotion, and other Commercialization and exploitation of any Compound or Product as conducted by Seller and its Affiliates, and any Affiliates of Seller as conducted prior to the Closing (except as expressly provided elsewhere in this Agreement).

“Product Patents” means each of the following, whether or not pending, issued, expired, withdrawn, rejected, canceled, abandoned, or closed: (a) the Patent applications and Patents listed on Schedule I, and (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a)-(b), (d) all foreign counterparts of any of the foregoing in (a)-(c), including PCT Applications, and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a)-(d).

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Q32 Australia” means Q32 Bio Australia Pty Ltd, a Subsidiary of Seller organized under the laws of Australia.

“Regulatory Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority for the manufacture, distribution, use, marketing, and sale of the Product in such jurisdiction in accordance with applicable Laws provided, however that for purposes of the U.S., Regulatory Approval means NDA Approval, for purposes of the European Union, Approval means MAA Approval and for purposes of Japan, Regulatory Approval means PMDA Approval.

“Regulatory Approval Application” means an application submitted to the applicable Regulatory Authority in pursuit of receiving Regulatory Approval of a Product in a country, regulatory jurisdiction or region, and all amendments and supplements thereto.

“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical or biologic products in a given country or regulatory jurisdiction, including the FDA in the United States.

“Regulatory Documentation” means all books, records, files, documents, information and correspondence of Seller or its Affiliates to the extent (a) relating to the Compounds, Products, Acquired Assets, or Assumed Liabilities, (b) used or held for use in the Product Operations, or (c) generated in the conduct of the Product Operations, including to the extent applicable (i) all records with respect to supply sources with respect to the Compounds or Products or materials used in

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their manufacture; (ii) all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research with respect to the Products; (iii) promotional, advertising and marketing materials, sales forecasting models, medical education materials, sales training materials, web site content, and advertising and display materials relating to the Products; (iv) all records, including vendor and supplier lists, manufacturing records, sampling records, standard operating procedures and batch records, related to the manufacturing process for any Compounds or Products; (v) all data contained in laboratory notebooks to the extent relating to any Compounds or Products or the biological, physiological, mechanical or formula properties of any of the foregoing; (vi) all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases relating to periodic adverse experience reports with respect to any Compounds or Products; (vii) all analytical and quality control data relating to any Compounds or Products; and (viii) all correspondence, minutes, and other communications with the FDA or any other Regulatory Authority relating to any Compounds or Product, in each case owned or held by Seller or any of its Affiliates as of or prior to the Closing. For the avoidance of doubt, Regulatory Documentation shall not include any Excluded Assets.

“Regulatory Exclusivity” has the meaning set forth in Section 3.3(e)(iv).

“Regulatory Filings” means any and all regulatory applications, filings, approvals and associated correspondence required or related to the Development, manufacture or Commercialization of any Compound or Product in any country or jurisdiction, including any INDs or equivalent applications filed with the FDA, EMA or PMDA.

“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, Escrow Agreement, and the Confidentiality Agreements and any agreement, document, or instrument entered into or delivered in connection with this Agreement and the Transactions.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives of a Person.

“Royalties” has the meaning set forth in Section 3.3(c).

“Royalty Term” has the meaning set forth in Section 3.3(d).

“Schedule Delivery Date” has the meaning set forth in Section 5.1.

“Seller” has the meaning set forth in the preamble.

“Seller Group” shall mean Seller, Q32 Australia and any other company which is or becomes, directly or indirectly, a Subsidiary of Seller.

“Seller Indemnified Parties” has the meaning set forth in Section 9.1(b).

“Seller IP” means any and all (a) Product Patents owned by Seller or its Affiliate, (b) Product Know-How owned by Seller or its Affiliate and (c) other Intellectual Property (including any Domain Names or Trademarks) owned by Seller or any of its Affiliates that primarily relates to any Compounds or Products.

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“Seller Patents” means any and all Product Patents owned by Seller or its Affiliate.

“Seller Tax Liabilities” means (i) all Taxes of Seller or its Affiliates, or for which Seller or any of its Affiliates is or are liable (including as a transferee or successor, or by contract or otherwise by operation of Law), for any taxable period (including any Tax of Seller or any of its Affiliates that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law), (ii) any Taxes of another Person that Seller is liable for (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. applicable Law) as a result of being a member of an affiliated, consolidated, combined or unitary group for Tax purposes on or before the Closing Date or any similar provision of state, local or foreign applicable Law, (iii) any Taxes that arise out of the Transaction contemplated by this Agreement (including withholding Taxes imposed on payments under this Agreement (except as provided in Section 3.4 of this Agreement) and [***]% of any Transfer Taxes pursuant to Section 6.6(c)), (iv) any Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; (v) all Taxes relating to the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date as determined by Section 6.6(b) and (vi) any Later Imposed Withholding.

“Straddle Period Tax” has the meaning set forth in Section 6.6(a).

“Settled Claims” has the meaning set forth in Section 9.5(c).

“Subsidiary” shall mean with respect to any Person, any other Person (a) of which the initial Person directly or indirectly owns or controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person or (b) which is required to be consolidated with such Person under GAAP.

“Tax” or “Taxes” means any and all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including imposts, rates, levies, assessments, and other charges, in each case in the nature of a tax), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions to tax (and additional amounts imposed with respect to such amounts).

“Tax Contest” has the meaning set forth in Section 6.6(e).

“Tax Return” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any applicable Governmental Authority in connection with the determination, assessment or collection of any Tax.

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“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Third Party Licenses” has the meaning set forth in Section 3.3(f).

“Third Party Notice” has the meaning set forth in Section 9.6(a).

“Trademarks” means trademarks, trade names, corporate names, service marks, brand names, logos, trade dress, slogans, and other indicia of source or origin together with all translations, adaptations, derivations, and including all goodwill associated with the foregoing and all common-law rights thereto, as well as all applications, registrations and renewals in connection therewith.

“Transactions” means the transactions contemplated pursuant to this Agreement, and the other Related Agreements, including the Closing of the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.6(b).

“Transferred Permits” has the meaning set forth in Section 5.1(h).

“Transferring Employees” has the meaning set forth in Section 6.7.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit C.

“Unanimous Matter” has the meaning set forth in the Collaboration Agreement.

“Unobjected Claim” has the meaning set forth in Section 9.5(b).

“Update Report” has the meaning set forth in Section 3.5(c).

“U.S.” means the United States of America and its territories and possessions.

“U.S. Allocation Schedule” has the meaning set forth in Section 6.6(a).

“Valid Claim” means a claim of (i) an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application that has not been finally abandoned, finally rejected or expired; provided, however, that if a claim of a pending patent application shall not have issued within five years (or in Japan or Canada, seven years) after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

“VAT” means value added tax, sales taxes, consumption taxes and other similar taxes imposed or required by applicable Law.

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“Withholding Action” means (i) a permitted assignment of this Agreement (in whole or in part) by Purchaser to any person outside of the United States or Ireland; (ii) the exercise by Purchaser of its rights under this Agreement (in whole or in part) through any person outside of the United States or Ireland (or the direct exercise of such rights by an Affiliate of such party outside of the United States or Ireland); and (iii) a redomiciliation of Purchaser, an assignee or a successor to a jurisdiction outside the United States or Ireland.

2. PURCHASE AND SALE OF ASSETS.

2.1 Acquired Assets.

(a) Purchase and Sale. In the event that Purchaser exercises the Option, Seller shall cause to be sold, transferred and conveyed to Purchaser, at the Closing, all of Seller’s right, title and interest at the Closing in the Acquired Assets, free and clear of all Liens other than Permitted Liens, upon the terms and subject to the conditions set forth in this Agreement. At the Closing, the sale, transfer, conveyance, assignment, and delivery of the Acquired Assets will be effected pursuant to the Assignment and Assumption Agreement and the Bill of Sale. Notwithstanding anything to the contrary contained in this Agreement, the transfer of the Acquired Assets will not include the assumption by Purchaser of any Liability of the Seller Group related to the Acquired Assets, unless Purchaser expressly assumes that Liability as an Assumed Liability pursuant to Section 2.2. “Acquired Assets” shall mean the following properties, assets, and rights of the Seller Group:

(i) all Seller IP together with (A) any and all goodwill symbolized thereby and associated therewith, (B) any and all rights to royalties, profits, compensation, license payments, and other payments or remuneration of any kind relating to the Acquired Assets, and (C) any and all rights to obtain renewals, reissues, reexaminations, supplemental examinations and certificates and extensions of registrations, exclusivities, or other legal protections directly related to Seller IP and all Patent Documents;

(ii) all rights in, to, and under the Contracts listed on Schedule 2.1(a)(ii) (including the BMS License (to the extent that the BMS License has not been novated to Purchaser prior to the Closing, in which case the BMS License will not be deemed an Acquired Business Contract) and any additional Contracts listed on Schedule 2.1(a)(ii)) as updated by Seller and delivered to Purchaser at least four Business Days prior to the anticipated Closing Date, in each case for which true, correct, and complete copies have been made available to Purchaser (collectively, the “Acquired Business Contracts”); provided that if the BMS License is an Acquired Business Contract, Purchaser shall deliver the required written notice to BMS in accordance with Section 15.4.2 of the BMS License, provided further that Purchaser shall have the right to reject inclusion of (i) any Contracts listed on Schedule 2.1(a)(ii) as of the Agreement Date, (ii) any Contracts proposed to be listed on the updated Schedule 2.1(a)(ii) or (iii) any Contracts listed on Schedule 2.1(a)(ii) that were materially amended, or under which material rights were waived, after the Agreement Date;

(iii) all Inventory;

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(iv) all Regulatory Filings and other Regulatory Documentation, including all copies thereof;

(v) all non-clinical, laboratory, research, preclinical, and clinical trial data, files, and other documentation (including plans, reports and records, in draft and final form) relating to any Compounds or Products, Acquired Assets, and Assumed Liabilities, including all data in the Option Package (as defined in the Collaboration Agreement) and all results of analyses or studies conducted under the Development Plan (as defined in the Collaboration Agreement), and any materials used in connection therewith, including all raw data relating to any such studies, all case report forms relating thereto, all statistical programs developed (or modified in a manner to the use or function thereof) to analyze such data, and all investigator brochures for such studies;

(vi) all cell lines and cell media (and any licenses necessary or reasonably useful therefor) for all Compounds, including the [***] (as defined in the BMS License) from [***] or Affiliates thereof expressing the Compound and the [***] and related materials manufactured by [***] or Affiliates thereof used for the Compound and including the right to use the BMS cell lines and cell media used in the manufacturing of the Compound;

(vii) all chemical or biological materials relating to the Compounds or Products or used in the development or manufacturing activities under the Collaboration Agreement that are owned or held by the Seller Group or their Affiliates;

(viii) the Master Cell Bank;

(ix) all rights, Claims, credits, guaranties, warranties, indemnities, causes of action or rights of set-off, and other similar rights against Third Parties to the extent primarily relating to or arising from the Acquired Assets or the Assumed Liabilities; and

(x) any equipment owned by the Seller Group or their Affiliates and used primarily in the Development or Manufacturing of the Compounds or Products, including any equipment set forth on Schedule 2.1(a)(x) (and any additional equipment listed on Schedule 2.1(a)(x) as updated by Seller and delivered to Purchaser prior to the anticipated Closing Date).

(b) Seller and Purchaser expressly agree and acknowledge that Purchaser is not acquiring any right, title, or interest in any assets that are not Acquired Assets (collectively, the “Excluded Assets”).

2.2 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will assume and agree to pay, perform, and discharge only those Liabilities that are Assumed Liabilities. The assumption of the Assumed Liabilities by Purchaser will be effected pursuant to the Assignment and Assumption Agreement. For purposes of this Agreement, “Assumed Liabilities” shall mean only the following liabilities of the Seller Group:

(a) all Liabilities of the Seller Group and their Affiliates under the Acquired Business Contracts arising on or after the Closing Date, including any Liabilities imposed by applicable Law with respect to obligations under any Acquired Business Contract (but excluding (i) Liabilities resulting from any breach of or non-compliance with any such Acquired Business Contract by the Seller Group or any of their Affiliates as of or prior to the Closing Date or (ii) Seller Tax Liabilities); and

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(b) any Liabilities arising on or after the Closing Date under the BMS License (to the extent the BMS License has not been novated to Purchaser prior to the Closing including, if not paid by Seller to BMS at or prior to Closing, Liabilities with respect to the [***]).

2.3 Excluded Liabilities. The Parties acknowledge and agree that Purchaser will not, and in no event will Purchaser assume or be required to pay, perform, or discharge any Liabilities other than the Assumed Liabilities, and that, as between the Parties, Seller shall remain responsible for all Excluded Liabilities.

2.4 Assets Incapable of Transfer. Notwithstanding anything herein to the contrary, this Agreement will not constitute (a) an assignment or transfer of, (b) an attempted assignment or transfer of, or (c) an agreement to effect an assignment or transfer of Acquired Assets, in each case ((a)-(c)), that are not assignable or transferable without the consent of another Person (that has not been obtained prior to Closing) (the “Non-Transferable Assets”), if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach of any Acquired Business Contract in the absence of such consent. For clarity, all known Non-Transferable Assets, if any, shall be listed in Section 2.4 of the Disclosure Schedules. For a period of [***] following the Closing Date, Seller will, at no cost to Purchaser, use commercially reasonable efforts to obtain the consent of such other Person to the assignment or transfer of any such Non-Transferable Asset to Purchaser in all cases in which such consent is required for such assignment or transfer. Purchaser will reasonably cooperate with Seller in its efforts to obtain such consents; provided, without limiting the generality of the foregoing, the beneficial interest in and to the Acquired Assets, to the fullest extent permitted by the relevant Contract or Permit and applicable Law, will pass to Purchaser as of the Closing Date.

3. CONSIDERATION.

3.1 Consideration. In consideration for the purchase and sale of the Acquired Assets, subject to the Closing and the terms and conditions set forth herein, Purchaser shall pay the Consideration. The “Consideration” means the sum of (a) the Closing Payment, (b) the Milestone Payments, (c) the Royalties, (d) any disbursements to Seller from the Escrow Amount and (e) the Assumed Liabilities; provided, in the case of clauses (b), (c) and (d), such payments shall be made only when and to the extent they are payable pursuant to the terms of this Agreement and in the case of clause (d), pursuant to the terms of the Escrow Agreement.

3.2 Closing Payments.

(a) At the Closing, Purchaser shall pay (or cause to be paid) to Seller the Closing Payment in immediately available funds, by wire transfer to one or more accounts provided to Purchaser by Seller prior to the Closing.

(b) At the Closing, Purchaser shall deposit the Escrow Amount with the Escrow Agent to be held by the Escrow Agent pursuant to the terms and conditions of an escrow agreement by and among Purchaser, Seller and the Escrow Agent, in a form reasonably acceptable to Purchaser and Seller (the “Escrow Agreement”).

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(c) At the Closing, Purchaser shall assume and agree, on and after the Closing Date, to pay, perform and discharge promptly and fully when due the Assumed Liabilities.

(d) All payments due under this Agreement are exclusive of VAT. If any VAT is chargeable in respect of amounts payable pursuant to this Agreement, VAT shall be charged at the applicable rate required by applicable Law and the party making such payment shall pay the VAT amount on receipt of a VAT invoice in the appropriate form.

3.3 Milestone and Royalty Consideration.

(a) Milestone Payments. Subject to Closing and the other applicable terms and conditions of this Agreement, from and after the Closing, when an event set forth in the table below is achieved by the first Product to achieve such event (each such event, a “Milestone Event”), Purchaser shall pay (or cause to be paid) to Seller, in accordance with and subject to the terms of this Agreement, the one-time, non-refundable, non-creditable payment equal to the corresponding amount of “Development Milestone Payment Payable to Seller” set forth in the table below (each such payment, a “Milestone Payment”), or such amounts as may otherwise be agreed by Purchaser and Seller pursuant to Section 3.3(j):

Development Milestone Event	Development Milestone Payment payable to Seller
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
Total	$	[***]

Each of the Milestone Payments shall be payable only one time, for the first achievement of the corresponding Milestone Event, and no Milestone Payments would be due for subsequent or repeated achievements of the same Milestone Event, whether by the same Product or a different Product. Each Milestone Payment shall be paid within [***] after the achievement of the corresponding Milestone Event. The aggregate amount of Milestone Payments payable by Purchaser to Seller shall in no event exceed $[***].

(b) Selected Definitions.

(i) “Indication” means any separately defined, well-categorized class of human disease, syndrome or medical condition for which a separate Regulatory Approval Application is required to be filed with a Regulatory Authority. For clarity, (A) approval for the treatment and prevention of the same disease, syndrome or medical condition are the same Indication, except where the applicable patient population is materially expanded by virtue of such approval, in which case the approval for such treatment or prevention will be deemed to be a new Indication, and (B) the approved use in a different line of treatment or a different temporal position for the same disease, syndrome or medical condition (e.g., first line vs. second line therapy for the same disease) are the same Indication.

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(ii) “Initiation” means, when used with respect to a Clinical Trial, upon the dosing of the first patient with the first dose in such Clinical Trial.

(iii) “Phase 2 Clinical Trial” means a Clinical Trial of a Product, including a separate Clinical Trial or the second part of a fused “Phase 1/2” Clinical Trial, on a sufficient number of subjects that is designed to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population.

(iv) “Phase 3 Clinical Trial” means a Clinical Trial of a Product, including a separate Clinical Trial or the second part of a fused “Phase 2/3” Clinical Trial, that is designed to establish that a pharmaceutical or biological product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical or biological product in the dosage range and dose duration to be prescribed, which trial is intended to support Regulatory Approval of a Product. “Clinical Trial” means any human clinical study of a pharmaceutical or biological product.

(c) Royalties. Subject to Closing and the other applicable terms and conditions of this Agreement, during the Royalty Term, on a Product-by-Product and country-by-country basis, Purchaser shall pay (or cause to be paid) to Seller royalties equal to the amount calculated by multiplying (i) the applicable royalty rate set forth in the table below by (ii) the corresponding amount of incremental Annual Net Sales of a Product (including all indications and formulations of such Product) during each calendar year (“Royalties”), or such amounts as may otherwise be agreed by Purchaser and Seller pursuant to Section 3.3(j):

Portion of Annual Net Sales of a Product in a calendar year that falls within the following tiers:	Seller Royalty Rate
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%

(d) Royalty Term. Royalties shall be payable on a Product-by-Product and country-by-country basis from the First Commercial Sale of a Product in a country until the later of: (i) [***] from such First Commercial Sale of such Product in such country; (ii) expiration of all Regulatory Exclusivity for such Product in such country; and (iii) expiration of the last-to- expire Valid Claim of the Product Patents Covering the manufacture, use, sale, offer for sale or import of such Product in such country (the “Royalty Term” for such Product in such country).

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(e) Selected Definitions.

(i) “Annual Net Sales” means, with respect to a Product, total worldwide Net Sales of such Product during a calendar year.

(ii) “Combination Product” means a Product that includes at least one additional active ingredient other than the Compound. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

(iii) “First Commercial Sale” means, with respect to a Product in a country, the first sale for use or consumption by the general public of such Product in such country after Regulatory Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country. First Commercial Sale will not include distribution or other sale solely for Clinical Trials or under patient assistance, named patient use, compassionate use, or other patient access programs, in each case, where the Product is supplied without charge or below or at the actual manufacturing cost thereof or any early access programs before reimbursement approvals are obtained in countries where reimbursement approval is required.

(iv) “Net Sales” means, [***].

(v) “Regulatory Exclusivity” means, with respect to a Product in a country or other jurisdiction, any additional market protection, other than Patent protection, granted by a Regulatory Authority for such Product in such country or other jurisdiction which (a) confers an exclusive Commercialization period during which Purchaser or its Affiliates or (sub)licensees can exclusively market and sell such Product in such country or other jurisdiction through such regulatory exclusivity right, including such rights conferred in the U.S. under the Biologics Price Competition and Innovation Act (BPCIA), the Hatch Waxman Act, pediatric exclusivity, orphan drug exclusivity, or rights similar thereto outside the U.S., or (b) limits or prohibits a Person from relying on the Regulatory Approval or the safety or efficacy data supporting the Regulatory Approval of a Product to support an Abbreviated Application referencing such product.

(f) Reduction for No Valid Claim, No Valid Claim or Regulatory Exclusivity, or Generic Competition.

(i) On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Claim of any Product Patent in such country Covers such Product or the manufacture, use, sale, offer for sale or import of such Product in such country, but there is Regulatory Exclusivity for such Product in such country, the Royalties payable to Seller under Section 3.3(c) with respect to such Product in such country shall not be subject to any reduction on account thereof, unless applicable Law in such country requires a royalty reduction under such circumstances, in which event the Royalties payable to Seller under Section 3.3(c) with respect to such Product in such country shall be reduced to [***]% of the amount otherwise payable for the remainder of the Royalty Term for such Product in such country.

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(ii) On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Claim of a Product Patent in such country Covers such Product or the manufacture, use, sale, offer for sale or import of such Product in such country, and there is no Regulatory Exclusivity for such Product in such country, the Royalties payable to Seller under Section 3.3(c) with respect to such Product in such country shall be reduced to [***]% of the amount otherwise payable under Section 3.3(c) for the remainder of the Royalty Term for such Product in such country.

(iii) On a Product-by-Product and country-by-country basis, if during a calendar quarter during the Royalty Term one or more Generic Versions of a Product are commercialized in a given country, and the aggregate number of units of such Generic Versions included in total prescriptions (including both new prescriptions and refills) during such calendar quarter in such country equals or exceeds [***]% of the aggregate units of the sum of all such Generic Versions and such Product units included in total prescriptions (including both new prescriptions and refills) in such calendar quarter in such country (as determined by data obtained from a mutually agreed Third Party source), the Royalties payable to Seller under Section 3.3(c) with respect to such Product in such country shall be reduced to [***]% of the amount otherwise payable under Section 3.3(c) for the remainder of the Royalty Term for such Product in such country. “Generic Versions” means with respect to a Product being sold in a particular country, a pharmaceutical product that: (A) is sold in such country by a Third Party that is not a Selling Party and that did not purchase such product in a chain of distribution that included any Selling Party; (B) contains the same Compound (and, if such Product is a Combination Product, the same other active ingredient) as such Product in the same dosage form, strength (for each active ingredient and route of administration) as such Product; and (C) has been approved for marketing or sale by the relevant Regulatory Authority in such country by means of an abbreviated procedure that relies in whole or in part, on the safety and efficacy data contained or referenced in the NDA for such Product submitted by or on behalf of Purchaser or other Selling Party in such country.

(iv) In the event that a Selling Party obtains through license, acquisition or other rights under Patents of Third Parties (excluding any Selling Party) that would, in the absence of such rights, be infringed by the manufacture, use, sale, offer for sale or import of the Compound contained in a Product sold in a country (“Third Party Licenses”), then Purchaser may credit against the Royalties payable to Seller under Section 3.3(c) with respect to such Product in such country for a calendar quarter up to [***]% of the royalties or similar payments based on Net Sales in lieu of royalties (e.g., revenue share or profit share) actually paid by a Selling Party under such Third Party Licenses with respect to sales of such Product in such country for such calendar quarter.

(v) In no event will the Royalties payable to Seller under Section 3.3(c) with respect to such Product in such country for any calendar quarter be reduced as a result of any and all the reductions set forth in this Section 3.3(f) in the aggregate by more than [***]% of the Royalties that would otherwise be payable to Seller in such country during such calendar quarter without application of any reductions set forth in this Section 3.3(f), but any portion of payments made under Third Party Licenses with respect to sales of a Product in a country that Purchaser would have been entitled to credit against Royalties payable to Seller pursuant to Section 3.3(f)(iv) in the absence of the foregoing limitation on aggregate reductions in any calendar quarter shall be carried over and applied against Royalties payable to Seller in respect of such Product in such country in subsequent calendar quarters, subject in each such calendar quarter to the foregoing limitation, until the full deduction is taken.

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(g) Payment; Reports. Royalties shall be calculated and reported for each calendar quarter, and shall be paid within [***] after the end of the calendar quarter. Each such payment shall be accompanied or preceded by a report of Net Sales in such calendar quarter in sufficient detail to permit confirmation of the accuracy of the payment made, including, on a Product-by-Product and country-by-country basis, the number of each type of Product sold, gross amounts invoiced, Net Sales, deductions (by major category) from gross amounts invoiced to arrive at Net Sales, any reductions made or credits taken pursuant to Section 3.3(c) or (f) to determine Royalties payable, and the exchange rates used. All such reports (and any additional information provided under Section 3.3) shall be deemed the Confidential Information of Purchaser.

(h) Exchange Rate; Manner and Place of Payment; Late Payments. All payment amounts specified in this Agreement are expressed in U.S. Dollars, and all payments due hereunder shall be payable in U.S. Dollars. When conversion of payments from any currency other than U.S. Dollars is required, such conversion shall be calculated using the exchange rate published by The Wall Street Journal, Eastern U.S. Edition, on the last day of the calendar quarter in which the applicable Net Sales are made. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Seller, unless otherwise specified in writing by Seller. If Seller does not receive payment of any sum due to it hereunder on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date, including from when a payment was determined to have been due pursuant to Section 11.1, until the date of payment at a per-annum rate of [***]% above the prime rate as reported in The Wall Street Journal, Eastern U.S. Edition on the date such payment is due (or the next closest Business Day), or the maximum rate allowable by applicable Law, whichever is less (the “Late Interest Rate”).

(i) Tax Treatment. All payments made pursuant to this Section 3.3 shall be treated as additional Consideration for U.S. federal income Tax purposes, except as required by applicable law.

(j) Change of Control of Seller [***]. In the event that Seller intends to enter into a Change of Control (as defined in the BMS License) [***] (as such terms are defined in the BMS License): (i) Seller shall promptly notify Purchaser of such intent in writing; (ii) the Parties shall discuss in good faith and mutually agree on an amendment to this Agreement that provides for appropriate reductions (or changes) to the amount (or timing) of the Closing Payment, Milestone Payments and/or Royalties that may become payable by Purchaser to Seller under this Agreement to make Purchaser whole for the increase in milestones, sublicensing revenue and royalties payable to BMS under the BMS License following a Change of Control (as defined in the BMS License) of Seller that occurs [***] (as such terms are defined in the BMS License) in comparison to what BMS would be owed under the BMS License if a Change of Control (as defined in the BMS License) of Seller did not occur [***] (as such terms are defined in the BMS License); and (iii) until the Parties have amended this Agreement pursuant to this Section 3.3(j), Seller shall not consummate any such Change of Control (as defined in the BMS License) [***] (as such terms are defined in the BMS License) without Purchaser’s prior written consent.

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3.4 Withholding. Purchaser and its agents (as applicable) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as such Person is required to deduct or withhold therefrom under any applicable Laws and shall pay the amounts withheld to the appropriate Governmental Authority. To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority, Purchaser will send evidence of the obligation together with proof of Tax payment to Seller on a reasonable and timely basis following such Tax payment. Any amounts properly deducted and withheld by Purchaser or its agent from payment to Seller shall be treated for all purposes under this Agreement as having been paid to Seller. Each Party agrees to use commercially reasonable efforts to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Seller will provide Purchaser with any Tax forms or other documentation reasonably necessary in order for Purchaser not to withhold or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty. Notwithstanding the foregoing, if withholding is required under applicable Laws and such withholding payments result from a Withholding Action by Purchaser or its affiliates then Purchaser shall pay an additional amount to Seller such that, after withholding from the payments provided for in this Agreement and such additional amount, Seller receives the same after-withholding amount as it would have received from Purchaser absent such deduction or withholding and such additional amount.

3.5 Post-Closing Operations.

(a) Development and Commercialization. Contingent upon and commencing upon the Closing, as between the Parties, Purchaser shall be solely responsible, in its discretion (subject to Section 3.5(b)) and at its own expense, for (i) research and Development of Compounds and Products, (ii) preparing any and all Regulatory Filings and other Regulatory Documentation for any Product and for interacting with all Regulatory Authorities with respect thereto, (iii) all pharmacovigilance and other safety-related activities in connection with Compounds and Products, (iv) manufacture of Compounds and Products, and (v) Commercialization of Products.

(b) Purchaser Diligence. Commencing upon the Closing, Purchaser shall use Diligent Efforts, itself or through other Milestone Obligors, to achieve the Milestone Events set forth in Section 3.3(a) and achieve Regulatory Approval for at least one Product in at least one Indication in the U.S.

(c) Updates. For so long as any Milestone Payments may become payable, Purchaser shall provide, by [***] of each calendar year following the Closing Date, a written report to Seller in reasonable detail regarding the status of efforts to achieve the Milestone Events (each such report, an “Update Report”). Within [***] after delivery of an Update Report, Seller or a Representative thereof shall have the right to seek a teleconference with a Representative of Purchaser, having appropriate expertise, to respond to Seller’s reasonable questions concerning such Update Report. Seller may not request more than one such meeting for any Update Report. Notwithstanding anything herein to the contrary, such Update Report will not include any patient or clinical trial subject-specific health information or personally-identifiable data. All information contained in any Update Report, or conveyed to Seller in any meeting or other communication regarding an Update Report, shall be deemed Confidential Information of Purchaser.

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(d) Audit Right. Purchaser will keep, and will cause the Selling Parties to keep, books and accounts of record in connection with the sale of Products in sufficient detail to permit verification of Royalties to be paid hereunder. Purchaser and its Affiliates will maintain such records for a period of three years after the end of the calendar quarter in which they were generated. Such records shall be available during normal business hours at Purchaser’s premises upon [***] prior written notice by Seller for inspection at the expense of Seller by a certified public accountant selected by Seller and acceptable to Purchaser (such acceptance not to be unreasonably withheld or delayed). The inspector’s review shall not interfere unreasonably with Purchaser’s business activities, and such review shall be in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments of Royalties in accordance with the terms of this Agreement. The inspector may inspect records for up to [***] after the end of the period to which they pertain. Audits may not take place more than [***] per calendar year and no period may be audited more than [***]. Such inspector shall not disclose to Seller or any Third Party any information other than information relating to the accuracy of reports and payments of Royalties made under this Agreement. Details of the inspector’s findings (including, for the avoidance of doubt, monetary values and supporting calculations) shall not be shared with Purchaser except in the form of a summary report. In any event, the results shall be communicated to Purchaser before being shared with Seller. Purchaser shall be given a period of [***] to review and respond to the inspector’s findings before the summary report may be provided to Seller, such reports to include Purchaser’s response to the findings. The inspector shall not be permitted to include any extrapolation calculations in the calculation of amounts underpaid to Seller. In the event that any such inspection shows an under reporting and underpayment of Royalties in excess of [***]% for any calendar year, then Purchaser shall pay the reasonable costs of the audit as well as any additional Royalties that would have been payable to Seller had Purchaser reported correctly, plus an interest charge on the additional Royalties (but not on the costs of the audit) at the Late Interest Rate, within [***] of Seller notifying Purchaser that the audit has been completed and Purchaser’s receipt of a written invoice with respect thereto. Such interest shall be calculated from the date the correct payment was due to Seller up to the date when such payment is actually made by Purchaser. If an audit reveals an overpayment (the amount of each such overpayment, an “Overpayment Amount”), then, as may be requested by Purchaser, (x) the Overpayment Amount will be credited against any future amounts payable to Seller by Purchaser, or (y) Seller shall reimburse Purchaser for such Overpayment Amount (or any portion thereof that has not been credited as set out in the foregoing clause (x)) within [***] after the date such inspector reveals to Purchaser such Overpayment.

(e) Non-Transferable Right. The right of Seller to receive any amounts with respect to Milestone Payments or Royalties (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by Seller other than pursuant to a court Order, by operation of Law (including a consolidation or merger), without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, and (iii) does not represent any right other than the right to receive the Milestone Payments or Royalties pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void. Nothing in this Section 3.5(e) shall prohibit an assignment of this Agreement in accordance with Section 11.8.

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4. CLOSING

4.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 7 and Article 8, and unless this Agreement shall have been validly terminated in accordance with Article 10, the consummation of the Transactions, including the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, on a date (no later than the third business day after the satisfaction or waiver of the last of the conditions set forth in Article 7 and Article 8 to be satisfied, other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) to be agreed upon by Purchaser and Seller. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing actually takes place.

4.2 Deliveries at Closing.

(a) Deliveries of Seller. On or before the Closing, Seller shall deliver or caused to be delivered to Purchaser the following:

(i) a duly executed counterpart of the Assignment and Assumption Agreement;

(ii) a duly executed counterpart of the Bill of Sale;

(iii) a duly executed counterpart of the Escrow Agreement;

(iv) a duly executed counterpart of the Transition Services Agreement;

(v) a duly executed and valid IRS Form W-9 from Seller;

(vi) duly executed counterparts of all approvals, consents, and waivers that are listed on Section 5.1(c) of the Disclosure Schedules, except to the extent waived by Purchaser;

(vii) evidence, reasonably satisfactory to Purchaser, that all Liens (other than Permitted Liens) relating to any of the Acquired Assets have been removed;

(viii) any letter of transfer required to transfer any Regulatory Filings;

(ix) evidence reasonably satisfactory to Purchaser of having the ongoing right to access and use, at no additional cost, from and after Closing all cell lines of BMS or any Third Party used in the development, manufacturing or commercialization of any Product;

(x) at Purchaser’s reasonable request, such other instruments as are necessary to document and to transfer good and valid title to all intangible Acquired Assets from Seller to Purchaser; and

(xi) [***], unless the Parties have agreed that Purchaser will be responsible for preparation of [***], and, except in the case of a Requested Option Package Trigger, any other Deliverables (each as defined in the Collaboration Agreement) to the extent not previously delivered to Purchaser.

(b) Deliveries by Purchaser. On or before Closing, Purchaser shall deliver or caused to be delivered to Seller the following:

(i) a duly executed counterpart of the Assignment and Assumption Agreement;

(ii) a duly executed counterpart of the Bill of Sale;

(iii) a duly executed counterpart of the Escrow Agreement by both Purchaser and the Escrow Agent; and

(iv) a duly executed counterpart of the Transition Services Agreement.

4.3 Possession. Seller shall (a) place Purchaser in actual possession and operating control of all Acquired Assets that are tangible assets and all Patent Documents at Closing; and (b) deliver possession of all other Acquired Assets to Purchaser at Closing or as soon as reasonably practicable following the Closing. Without limiting the generality of the foregoing, Seller, at no additional cost, shall work with Purchaser to transfer all Acquired Assets stored in electronic form, wherever stored, in an agreed upon format as soon as reasonably practicable following the Closing and shall provide to Purchaser, at no additional cost, access to all such Acquired Assets as requested by Purchaser, prior to the transfer of such electronic data to Purchaser. Further, Seller shall make its employees reasonably available and shall support the transfer of all technology included with the Acquired Assets to Purchaser. Title to Inventory shall be conveyed by delivery to Purchaser upon Closing.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Representations and Warranties of Seller. For purposes of this Section 5.1, references to “Seller” shall refer to Seller and each Subsidiary of Seller and/or corporation, limited liability company, or other entity or Person that has been liquidated or merged into Seller, unless the context clearly indicates otherwise. Except as set forth in the disclosure schedules delivered by Seller on the Agreement Date (the “Initial Schedules”) or the Updated APA Schedules delivered in accordance with Section 4.3 of the Collaboration Agreement (the “Schedule Delivery Date”) (the “Updated Schedules” and, collectively with the Initial Schedules, the “Disclosure Schedules”), as applicable, Seller makes the following representations and warranties to Purchaser as of the Agreement Date and as of the Schedule Delivery Date (except, in each case, to the extent such representations and warranties speak expressly as of a different date, and then, as of such date) as follows; provided, however, that (i) for purposes of determining the accuracy of the representations and warranties of Seller as of the Agreement Date, the representations and warranties shall be deemed qualified only by such exceptions as are disclosed in the Initial Schedules and the references herein to the Disclosure Schedules shall be deemed to be references only to the Initial Schedules, and (ii) for purposes of determining the accuracy of the representations and warranties of Seller as of the Schedule Delivery Date, the representations and warranties shall be deemed qualified only by such exceptions as are disclosed in the Updated Schedules and the references herein to the Disclosure Schedules shall be deemed to be references only to the Updated Schedules:

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(a) Organization and Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite corporate power and authority to own, use and operate the Acquired Assets as currently conducted. Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership of the Acquired Assets or the conduct of its business requires such qualification or license, except for those jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has delivered to Purchaser accurate and complete copies of the Organizational Documents of Seller, and since the Look-Back Date there has not been any violation of any of the provisions of Seller’s Organizational Documents. Other than Q32 Australia and Q32 Bio Securities Corporation, as Massachusetts securities corporation, Seller has no, and has never had had any, Subsidiaries, nor does Seller control, directly or indirectly, any other Person. Q32 Bio Securities Corporation does not own, control or possess, and has never owned, controlled or possessed any of the Acquired Assets.

(b) Authority; Binding Nature of Agreements. Seller has all requisite power and authority to enter into this Agreement, the Collaboration Agreement, the Related Agreements, and the other agreements, instruments, and documents to be executed and delivered in connection herewith and therewith to which Seller is (or becomes) a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which Seller is a party, the grant of the Option and the consummation of the Transactions by Seller, including the sale of the Acquired Assets, have been duly authorized by all necessary corporate and stockholder action, if required, and no further corporate or stockholder action is required on the part of Seller to authorize this Agreement or any Related Agreements to which Seller is a party or the Transactions or for Seller to perform its obligations under this Agreement or any other Related Agreements. This Agreement and the Collaboration Agreement have been duly executed and delivered by Seller and the Related Agreements will be duly executed and delivered by Seller, and, assuming the due execution and delivery of this Agreement the Collaboration Agreement by Purchaser and of the Related Agreements by the counterparties thereto, this Agreement the Collaboration Agreement constitute, and the Related Agreements when so executed and delivered will each constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at Law) (collectively, the “Enforceability Exception”).

(c) No Conflict. The execution and delivery of this Agreement, the Collaboration Agreement and the Related Agreements does not, and the consummation of the Transactions will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of Seller’s Organizational Documents, (ii) any Acquired Business Contract, or (iii) any material Law or material Order applicable to the Acquired Assets,

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or any Product or Compound. The execution and delivery of this Agreement and the Related Agreements does not, and the consummation of the Transactions will not result in the creation or imposition of any Lien other than Permitted Liens on the Acquired Assets. Section 5.1(c) of the Disclosure Schedules sets forth (i) all necessary notices, consents, waivers and approvals of parties to any Acquired Business Contracts that are required thereunder in connection with the Transactions, or for any such Acquired Business Contract to remain in full force and effect without limitation, modification, or alteration after the Closing so as to preserve all rights of, and benefits to, Purchaser under such Acquired Business Contracts from and after the Closing, other than any limitation, modification, or alteration by Purchaser and (ii) all necessary notices, consents, waivers and approvals of any Third Parties required in order to consummate the Transactions.

(d) Governmental Approvals and Filings. No consent, notice, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Authority or any Third Party, including a party to any Acquired Business Contract (so as not to trigger any Conflict), is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement, the Collaboration Agreement, the Related Agreements, or the consummation of the Transactions, except for filings under applicable securities laws or rules of the applicable stock exchange and except for any approvals or clearances required under Antitrust Laws in order to close the sale of the Acquired Assets under this Agreement.

(e) Taxes.

(i) All material Tax Returns required to be filed by Seller or its Affiliates with respect to the Acquired Assets have been filed and such Tax Returns are true and correct in all material respects. All material Taxes due and owing by Seller (whether or not shown on a Tax Return) attributable to the Acquired Assets have been paid. Seller has withheld all material Taxes required to be withheld in respect of payments to any Third Party to the extent related to the Acquired Assets and remitted all such withheld Taxes to the appropriate Governmental Authority. No power of attorney that is currently in effect has been granted by Seller with respect to the Acquired Assets (other than powers of attorney granted in the ordinary course of business, such as to a payroll provider).

(ii) There are no Liens for unpaid Taxes on the Acquired Assets (other than Permitted Liens). There is no Tax Contest pending or, to the Knowledge of Seller, threatened, that relates to the Acquired Assets.

(iii) Seller is not a foreign person as that term is defined in Treasury Regulations Section 1.1445-2.

(iv) The Acquired Assets do not include any tax-sharing agreements, United States real property assets, or stock or other ownership interests in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities (other than discarded entities).

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(v) No jurisdiction in which Seller does not file Tax returns in respect of the Acquired Assets, or the Product Operations, has ever asserted in writing that Seller may be required to file a Tax return in such jurisdiction with respect to the Acquired Assets or the Product Operations relating to the Acquired Assets. No Taxes have attached to the Acquired Assets and will become a liability of Purchaser as a result of the execution of this Agreement and purchase of the Acquired Assets.

(vi) Seller has not waived any statute of limitations in respect of Taxes attributable to the Product Operations or the Acquired Assets, which waiver is currently in effect.

(f) Title. None of the Acquired Assets is subject to any Liens (including Tax- related Liens). Seller has good title to all of the Acquired Assets (whether real or personal, tangible or intangible). At the Closing, Seller will transfer to Purchaser good and marketable title to all Acquired Assets, free and clear of any Liens other than Permitted Liens. No Affiliate of Seller has title to any of the Acquired Assets.

(g) Compliance with Laws.

(i) Seller is in compliance with, and during the past three years has complied in all material respects with, all Laws and Orders applicable to the Acquired Assets and the conduct of the Product Operations;

(ii) Seller, and to the Knowledge of Seller and its Affiliates and each Person acting on its behalf, is and during the past three years has been, in compliance, in all material respects, with (A) all applicable Laws relating to the privacy, data protection and security of any personal information, (B) all privacy, data protection and security policies of Seller concerning patient medical records and other personal information, and (C) any contractual requirements to which Seller and its Affiliates are subject that relate to any of the foregoing. The execution, delivery and performance of this Agreement and the consummation of the Transactions will comply, in all material respects, with all applicable (x) Laws, (y) policies of Seller concerning patient medical records and other personal information, and (z) contractual requirements to which Seller or its Affiliates are subject, in each case (x) through (z) relating to privacy, data protection and security of personal information; and

(iii) Since the Look-Back Date, Seller has received no written notification or communication from any Governmental Authority (A) asserting that Seller is not in compliance with any Law or Order with respect to the Acquired Assets or (B) threatening to revoke or suspend any Transferred Permit owned or held by Seller relating to the Acquired Assets or the Development, manufacturing of Commercialization of any Products or Compounds.

(h) Permits. Section 5.1(h) of the Disclosure Schedules contains a complete list of all Permits that constitute Acquired Assets (the “Transferred Permits”). Seller possesses all such Transferred Permits, and each such Transferred Permit is validly and presently in effect (and the continuing validity and effectiveness of such Transferred Permit will not be affected by the consummation of the Closing), and Seller is not in default (with or without notice or lapse of time, or both) under any Transferred Permit in any material respect. There are no Actions pending, nor to the Knowledge of Seller, threatened in writing, that seek the revocation, cancellation, suspension, failure to renew or materially adverse modification of any such Transferred Permit. Since the Look-Back Date, all required filings with respect to each such Transferred Permit have been timely made and all required applications for renewal thereof have been timely filed.

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(i) Material Contracts.

(i) Section 5.1(i)(i) of the Disclosure Schedules sets forth a true and accurate list of each Contract (other than purchase orders issued by Seller to a Third Party that are ancillary to another written Contract with the same Third Party and that do not constitute an Assumed Liability) in effect as of the date of this Agreement and as of the Schedule Delivery Date to which Seller is a party or by which any of the Acquired Assets is bound in the following categories (the “Material Contracts”):

(A) any Contract establishing a joint venture or collaboration, co-promotion or like arrangement, or involving a sharing with another Person of profits, losses, costs, royalties, milestone payments, or Liabilities of Seller relating to the Acquired Assets or the Development, manufacture, or Commercialization of any Compound or Product, including the conduct of any clinical trials;

(B) any Contract containing covenants prohibiting or limiting the right to compete or engage in any aspect of the Product Operations or prohibiting or restricting Seller’s ability to conduct the Product Operations with any Person or in any geographical area;

(C) any Contract granting most favored nation or exclusive rights relating to any Compound or Product to any other Person;

(D) any Contract pursuant to which Seller has obtained or granted any Intellectual Property included in the Acquired Assets (or that would have been included in the Acquired Assets but for such Contract), including any covenant not to enforce or assert, including any existing license agreement relating to any Compound or Product or the Product Operations and each other Contract under which Seller is a licensor or licensee of any Intellectual Property relating to any Compound or Product or the Product Operations other than any of the following entered into in the Ordinary Course of Business and, in each case, that are not Acquired Business Contracts and are deemed Excluded Liabilities: (i) Nondisclosure Agreements, (ii) services agreements containing non-exclusive licenses to Intellectual Property included in the Acquired Assets for the sole purpose of a service provider performing services for or on behalf of Seller, (iii) agreements with clinical investigators and clinical sites for the conduct of a clinical study, which study is complete or substantially complete at the relevant clinical sites as of the date of this Agreement, (iv) licenses to commercially available software or cloud or software as a service agreements, and (v) assignment agreements with employees, including proprietary information and invention assignment agreements with employees;

(E) any Contract under which Seller pays or receives royalty payments relating to any Compound or Product or any Product IP;

(F) any Contract relating to the creation of Liens on any Acquired Assets or the guarantee of the payment of Liabilities or performance of obligations of any other Person by Seller relating to any Compound or Product or any Acquired Assets;

(G) any Contract entered into by Seller or any of its Affiliates in settlement of any Proceeding or other dispute relating to the Acquired Assets or the Product Operations, including the conduct of any Clinical Trials;

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(H) any Contract that limits Seller’s ability to make generally available any versions of any Compound or Product developed by or for Seller;

(I) any Contract for the research or Development of any Compound or Product, other than any of the following entered into in the Ordinary Course of Business and, in each case that are not Acquired Business Contracts and are deemed Excluded Liabilities: (i) standalone indemnity arrangements with clinical trial sites or clinical trial investigators, (ii) powers of attorney, letters of delegation, declarations and similar instruments executed by Seller in connection with the regulatory and ethics committee submissions and data processing activities for clinical studies outside of the U.S. (other than local representative agreements and legal representative agreements or similar arrangements for local representation entered into with a contract research organization or similar service provider), (iii) Nondisclosure Agreements, (iv) licenses to commercially available software or cloud or software as a service agreements, and (v) service agreements with quality assurance auditors, meeting planners, Third Parties providing meeting support services, and non-physician advisory board participants (i.e. nurse advisors);

(J) any Contract for the ongoing or planned development, manufacture, supply, packaging, labeling, distribution, analytical testing, or storage of the active pharmaceutical ingredients and other raw materials for any Compound or Product, and related quality agreements, including all Contracts relating to cell lines for any Compound or Product;

(K) any Contract for the ongoing or planned analytical testing or storage of biological specimens collected from subjects participating in clinical trials of any Compound or Product;

(L) any Contract for the Commercialization of any Compound or Product;

(M) any Contract for the maintenance of the safety database for any Compound or Product, and any safety data exchange agreements or pharmacovigilance agreements directly related to any Compound or Product; and

(N) any Contract with any Governmental Authority directly relating to any Compound or Product or any of the Acquired Assets, other than clinical trial agreements and related ancillary agreements with public institutions; and

(O) any other Contract that is material to the Development, manufacture or sale of any Compound or Product, in each case, as currently conducted by Seller, other than any Contract relating to (i) real property, (ii) employees, or employee compensation or benefit matters, including any Employee Benefit Plan, (iii) indebtedness, other than indebtedness associated with any Lien on any Acquired Asset, (iv) general administration expenses, or (v) insurance.

(ii) All of the Material Contracts are valid and binding agreements of Seller, enforceable in accordance with their terms, subject to the Enforceability Exception. With the exception of financial terms that have been redacted from certain Material Contracts that are not Acquired Business Contracts, Seller has made available or delivered to Purchaser a correct and

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complete copy of each written Material Contract. Seller is not in material breach or material default of any of the Material Contracts or, to the Knowledge of Seller, the Nondisclosure Agreements, and no event has occurred that with notice or lapse of time, or both, would constitute a material default by Seller under any Material Contract or, to the Knowledge of Seller, the Nondisclosure Agreement. To the Knowledge of Seller, no other party to a Material Contract is in material breach or material default of such Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a material default by such other party under any Material Contract. No party has repudiated in writing or, to the Knowledge of Seller, otherwise provided notice of its intention to repudiate any provision of a Material Contract. To the Knowledge of Seller, none of the Material Contracts or Nondisclosure Agreements are subject to any Claims, charges, set offs, or defenses. Seller has not given to or received from any other Person any written or, to the Knowledge of Seller, other notice regarding any material violation or breach of, or default under, any Material Contract or Nondisclosure Agreement.

(j) Tangible Personal Property. Section 5.1(j) of the Disclosure Schedules lists all of the Inventory. The Inventory listed on Section 5.1(j) of the Disclosure Schedules has been maintained in accordance with Seller’s manufacturing practices and with GMP and is in usable condition for the Development of any Product or Compound, subject to its shelf life.

(k) Legal Proceedings.

(i) There are no Actions pending against or, to the Knowledge of Seller, threatened, related to the Product Operations, any Compound or Product, or any of the Acquired Assets, and there is no investigation, non-routine audit or other Proceeding pending or, to the Knowledge of Seller, threatened, related to the Product Operations, any Compound or Product, or any of the Acquired Assets, in each case, related to any Compound or Product or any of the Acquired Assets, by or before any Governmental Authority.

(ii) There is no Order to which Seller is subject or that is pending or, to the Knowledge of Seller, threatened that relates to the Acquired Assets or the Assumed Liabilities.

(l) Regulatory Compliance.

(i) Since the Look-Back Date, Seller has not been in violation of, and is not the subject of any Action with respect to the violation of, any Law or Order, and has not received any FDA Form 483, “warning letters”, or “untitled letters”, or other similar Governmental Authority notice of inspectional observations or deficiencies relating to the Product Operations. Since the Look-Back Date, no Compound or Product has been subject to any import detention or refusal by the FDA or other similar Regulatory Authority or any safety alert issued by the FDA or other similar Regulatory Authority. No Action is pending or, to the Knowledge of Seller, threatened with respect to any violation of any Law or Order by Seller, and Seller is and, since the Look-Back Date, has been in compliance in all material respects with all Laws and Orders, in each case related to the Product Operations. Since the Look-Back Date, Seller has not received any notice of any such Action or any Liability on the part of Seller to undertake or to bear all or any portion of the cost of any Product Operations remedial action of any nature. Since the Look-Back Date, Seller has not conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any director, officer or employee of Seller in

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connection with the Product Operations. Seller has filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Law or Permit for the Product Operations and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and accurate on the date filed (or were corrected or supplemented by a subsequent submission).

(ii) Except to the extent not required to be conducted in accordance with GMP, all manufacturing operations and the manufacture of any Products and Compounds by or on behalf of Seller are being conducted and since the Look-Back Date, have been conducted in material compliance with applicable Laws and Orders and in accordance with GMP. The processes used to produce the Compounds and Products are adequate to ensure that the Compounds and Products will conform to the specifications established therefor. Seller has not received any complaints about the Compounds or Products. Since the Look-Back Date, Seller has not conducted any recalls of Products or Compounds.

(iii) Since the Look-Back Date, all preclinical testing and clinical trials in respect of the Product Operations conducted by or on behalf of Seller have been conducted in accordance with reasonable experimental protocols, procedures, and controls, as well as pursuant to applicable Laws and Orders and GCP and GLP, as applicable. Since the Look-Back Date, no clinical trial of any Product or Compound has been placed on clinical hold by the FDA or any similar Regulatory Authority. Seller has provided Purchaser with true and correct copies of available final study reports of all preclinical studies and clinical trials of any Products or Compounds that were completed prior to the date of this Agreement.

(iv) All human clinical trials conducted by or on behalf of Seller that are intended to be submitted to Governmental Authorities to support Regulatory Approval of the Compounds and Products have been and are being conducted in compliance in all material respects with applicable GCP, and all applicable Laws relating to protection of human subjects, including those contained in 21 CFR Parts 50, 54, 56 and 312, as amended, and any comparable state and foreign Laws.

(v) Since the Look-Back Date, Seller has complied with all adverse event reporting requirements applicable to the Products and Compounds. A list of all serious adverse events and suspected adverse reactions that occurred during any clinical trial in respect of the Product Operations, as well as any serious and unexpected suspected adverse reactions that were the subject of an IND safety report have been made available to Seller.

(vi) Seller is not the subject of any pending or, to the Knowledge of Seller, written threat of investigation by any Governmental Authority in respect of Seller or the Product Operations, including by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental Authority that has jurisdiction over the operations of Seller under any similar policy. Neither Seller nor, to the Knowledge of Seller, any of its officers, employees, or agents acting for Seller, has committed any act, made any statement or failed to make any statement, relating to the Product Operations that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue

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Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Since the Look-Back Date, neither Seller nor any current or former officer, employee or, to the Knowledge of Seller, agent of Seller with respect to the Product Operations has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or been debarred by the FDA under Article 306 of the FDC Act, 21 U.S.C. §335a, or any similar foreign or local law, rule, or regulation.

(vii) The Compounds and Products are being and have been researched, Developed, manufactured, labeled, stored, and tested in compliance in all material respects with all applicable requirements under the FDC Act, the Public Health Service Act, and their applicable implementing regulations, and all comparable state and foreign Laws in those jurisdictions outside the United States in which either (A) human clinical trials involving the Compounds and Products have been or are being conducted by Seller or (B) the Compounds and Products have been or are being manufactured by or for Seller.

(viii) Neither Seller nor any representative of Seller nor, to the Knowledge of Seller, any of its licensors, licensees or assignees of Product IP has received any notice that the FDA or any other Regulatory Authority has initiated, or threatened to initiate, any action to suspend any clinical trial sponsored by Seller with respect to the Compounds and Products, or to recall or suspend the manufacture of the Compounds and Products.

(ix) Seller has made available to Purchaser copies of any and all written notices of inspectional observations, establishment inspection reports, and any other documents, in each case, received by Seller prior to the Agreement Date from the FDA or comparable foreign Regulatory Authorities that identify lack of compliance with Laws of the FDA or comparable foreign Regulatory Authorities with respect to the Product Operations.

(x) There are no Proceedings pending or, to the Knowledge of Seller, threatened, relating to the Product Operations with respect to a material violation by Seller of the FDC Act or regulations promulgated thereunder or any other Law promulgated by any other Governmental Authorities.

(m) Intellectual Property.

(i) Section 5.1(m)(i) of the Disclosure Schedules identifies (A) all registered Product IP, (B) all applications for the registration of Product IP, and (C) all licenses, sublicenses, and other Contracts (excluding any agreement with an employee, consultant or contractor of Seller or its Affiliate in the Ordinary Course of Business that provides for the general assignment of inventions made in the course of employment by or providing services to Seller or its Affiliate, and non-exclusive licenses to commercially available or “off-the-shelf” software, or cloud or software as a service agreements, including so-called “shrink-wrap” or “click-wrap” licenses, which do not individually involve payments by Seller in excess of $[***]) (whether royalty bearing or non-royalty bearing) under which Seller is granted rights by others in any Product IP.

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(ii) Section 5.1(m)(ii) of the Disclosure Schedules identifies all License Grants in the Product IP, other than non-exclusive License Grants included in services agreements entered into in the Ordinary Course of Business for the sole purpose of a service provider performing services for or on behalf of Seller or its Affiliate, and non-exclusive licenses to commercially available or “off-the-shelf” software, or cloud or software as a service agreements, including so-called “shrink-wrap” or “click-wrap” licenses, which do not individually involve payments by Seller in excess of $[***] (“Non-Scheduled License Grants”) and Nondisclosure Agreements entered into in the Ordinary Course of Business.

(iii) Except for the rights identified in Section 5.1(m)(i) of the Disclosure Schedules and subject to the License Grants identified in Section 5.1(m)(ii) of the Disclosure Schedules, Seller owns and possesses all right, title, and interest in and to, free and clear of all Liens (other than Permitted Liens), all of Seller IP. There is no Intellectual Property owned or licensed (including by sublicense, covenant-not-to-assert, or any similar right or authorization) or purported to be owned or so licensed by Seller or its Affiliates that is necessary to the Product Operations other than the Product IP. All previously due fees associated with maintaining any Seller IP or other Product IP for which Seller is responsible for filing, prosecution or maintenance have been paid in full in a timely manner to the proper Governmental Authority, except where Seller has decided to (A) extend the deadline for payment, or (B) to the extent described in Section 5.1(m)(iii) of the Disclosure Schedules, abandon or cancel such Product IP (including any Intellectual Property that would have been Product IP but for such abandonment or cancelation). Upon the Agreement Date and the Closing, all of the Product IP shall be available for use by Purchaser on terms and conditions identical to those under which Seller owned or used the Product IP immediately prior to the Agreement Date or Closing, as applicable. No Product IP is subject to any outstanding consent or Order restricting the use thereof.

(iv) There is no Claim by any Third Party pending or, to Seller’s Knowledge, threatened against Seller contesting the validity, enforceability, or ownership of any Product IP. The validity or enforceability of registered Product IP or rights of Seller to use Product IP has not been challenged in any jurisdiction. Each item of registered Product IP is subsisting, enforceable and in full force and effect, and each item of registered Product IP that is not a Patent is valid, and in the case of registered Product IP that is a Patent, to Seller’s Knowledge, valid; no item of registered Product IP has been cancelled, expired, or abandoned. No Claim is pending or, to Seller’s Knowledge, threatened challenging Seller’s right to any Product IP or right to use any Product IP. No Claim is pending or, to Seller’s Knowledge, threatened to the effect that any registered Product IP is, or upon consummation of the Transactions will be, invalid or unenforceable.

(v) Seller has not misappropriated, and to Seller’s Knowledge, Seller has not infringed, diluted, violated, or otherwise conflicted, in each case, with any Intellectual Property of any Third Party in conducting the Product Operations. The Product Operations, including the use of the Compounds and Products, the manufacture, use, sale, and importation of the Compounds and Products, the possession, use, disclosure, copying, or distribution of any information, data, or other tangible or intangible assets in the possession of Seller regarding any Compound or Product included in the Acquired Assets, and the possession or use by Seller of the Product IP (A) has not and does not misappropriate(d), and to Seller’s Knowledge, has not and does not infringe(d), dilute(d), violate(d), or otherwise conflict(ed) with, in each case, any

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Intellectual Property of any other Person, and (B) to Seller’s Knowledge, if possessed and used in the same manner as Seller has in conducting the Product Operations, will not infringe, misappropriate, dilute, violate, or otherwise conflict with any Patents of any other Person. Seller has not received any written notice of any Claim (including by an offer to license any Intellectual Property) and there is no pending or, to Seller’s Knowledge, threatened Claim, or any basis for any Claim (whether or not pending or threatened), against Seller asserting that the Product Operations, or the manufacture, use, sale, and importation of any Compound or Product, may infringe, misappropriate, dilute, violate, or otherwise conflict with the Intellectual Property of any Person.

(vi) To Seller’s Knowledge, none of the Product IP is being infringed or is otherwise used or available for use by any Third Party other than by the License Grants as set forth on Section 5.1(m)(ii) of the Disclosure Schedules, the Non-Scheduled License Grants or confidentiality agreements entered into in the Ordinary Course of Business. Seller has not given any notice to any Person asserting infringement, misappropriation, dilution, or violation by any such Person of any of the Product IP. There are no pending, or, to Seller’s Knowledge, threatened or potential, claims of infringement, misappropriation, dilution, conflict, or violation of the Product IP by any Person.

(vii) Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Seller IP effective written assignments of all ownership rights of such individuals in such Seller IP; and no Person who as of the Agreement Date claims to be an inventor of an invention claimed in any registered Seller IP is not identified as an inventor of such invention in the filed patent documents for such registered Seller IP.

(viii) Seller and its Affiliates have taken all reasonable measures to protect the secrecy, confidentiality, and value of all Product Know-How that constitutes trade secrets under applicable Laws (including requiring all employees, consultants, and independent contractors to execute agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Product Know-How) and to Seller’s Knowledge, such Product Know-How has not been used by, or disclosed to, any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements.

(ix) Neither Seller nor any of its Affiliates has entered into a government funding relationship that would result in any payment obligations to any Governmental Authority or any rights to any Product or Acquired Asset residing in any Governmental Authority and neither the Product nor the Product Operations are subject to overriding obligations to the United States federal government as set forth in Public Law 96 517 (35 U.S.C. § 200 -204), as amended, or any similar obligations under the applicable Laws of any state or other country.

(x) The Product Patents constitute all Patents Controlled by Seller Covering any Compounds or Products.

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(xi) Seller and its Affiliates have the exclusive right to use all data generated in the course of, or as a result of, any clinical trial or other testing in humans conducted by or on behalf of Seller in respect of any of the Compounds or Products, except for (A) non-exclusive research licenses granted in the ordinary course of business to a Third Party university or institution that generated such data for non-commercial, medical and academic purposes, or to Third Party service providers or vendors solely to enable the performance of services on Seller’s behalf, or (B) data that constitutes or is included in the medical records of any individual.

(xii) Except for the Acquired Business Contracts set forth on Section 5.1(m)(xii) of the Disclosure Schedules, Seller is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim.

(n) No Brokers. No broker, finder, or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Seller.

(o) Affiliate Transactions. Neither Seller nor any of its Affiliates, nor, to the Knowledge of Seller, any current director or officer of Seller, (i) has any direct or indirect financial interest (excluding in their capacity as an employee or stockholder of Seller) (A) in, or is a director or officer of, any Person that is a material client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller in respect of the Acquired Business Contracts or (B) in any material property, asset, or right that is owned or used by or on behalf of Seller exclusively in the conduct of the Product Operations or (ii) is, or during the last two calendar years has been, a party to any Acquired Business Contract.

(p) Certain Product Operations Activities. Since the Look-Back Date, neither Seller nor any of its officers, directors, and to the Knowledge of Seller, its employees, agents or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of Seller, has directly or indirectly, acting for or on behalf of Seller, in each case, in connection with the Product Operations:

(i) used any funds for unlawful contributions, gifts, or entertainment or other unlawful payments, including having made or attempted to make any improper contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (A) obtain favorable treatment for business or Contracts secured, (B) pay for favorable treatment for business or Contracts secured, or (C) obtain special concessions or for special concessions already obtained, in each of clauses (A), (B), and (C) in violation of any requirement of applicable Law;

(ii) made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of Seller;

(iii) established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable Law or applicable written policy of Seller. To the extent required by applicable Law, Seller has established and maintains a compliance program and reasonable internal controls and procedures that, for all periods prior to the Closing, were appropriate to satisfy the requirements of applicable Anti-Corruption Laws; or

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(iv) consummated any transaction, made any payment, entered into any contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended.

(q) No Government Officials. To the Knowledge of Seller, no officer or director of Seller is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

(r) Books and Records. Since the Look-Back Date, Seller has made and kept its books and records, including the Regulatory Documentation, in reasonable detail, and such books and records accurately and fairly reflect the activities of the Product Operations in all material respects.

(s) Solvency. Seller is solvent and currently: (i) is able to pay its debts as they become due; (ii) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller.

(t) Sufficiency of Acquired Assets. Except for the Material Contracts (other than the Acquired Business Contracts), the Acquired Assets are sufficient for the continued conduct of the Product Operations by Purchaser after the Agreement Date and Closing Date in substantially the same manner as currently conducted by Seller and constitute all of the material rights, property, and assets necessary to conduct the Product Operations as currently conducted by Seller except for services and the underlying assets used in connection with such services that are not specific exclusively to the Product Operations, including legal, compliance, pharmacovigilance, quality, regulatory, finance, accounting, corporate information and telecommunications technology services, equipment and software or software as a service, records management, human resources, personnel, insurance, safety/health/environment, payroll, employee benefit services, facilities, and real estate.

(u) Acquired Business Contracts. Immediately following the Closing, Purchaser will be permitted to exercise all of its rights under the Acquired Business Contracts without the payment of any additional amounts or consideration (unless otherwise agreed to by Purchaser) other than ongoing fees, royalties, or payments that Seller would otherwise have been required to pay pursuant to the terms of such Acquired Business Contracts had the Transactions not occurred.

(v) No Transfer of Employees. The Acquired Assets do not constitute all or substantially all of the assets of Seller, and Seller will continue to conduct other research and development unrelated to the Acquired Assets following the Closing. Unless Purchaser otherwise requests or agrees in writing, no employees of Seller will be transferred to Purchaser in connection with the Transactions.

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(w) Absence of Changes. Since the Look-Back Date, (i) there has not been any condition, change, effect, event occurrence, state of facts or development that, individually or in the aggregate, has resulted in or would be reasonably expected to result in a Material Adverse Effect and, (ii) there has not been any material loss, damage or destruction to, or any material interruption in the use of any Acquired Assets.

(x) Financial Statements. Seller will deliver to Purchaser (i) the most recently audited balance sheets of Seller and the related audited statements of operations and retained earnings and cash flows for such period, together with the notes thereto and (ii) the unaudited balance sheet of Seller as of close of Seller’s most recent fiscal quarter preceding the Schedule Delivery Date and the related unaudited statements of operations and retained earnings and cash flows for the number of months in the fiscal year ended as of the balance sheet date (the “Financial Statements”). Except as set forth on Section 5.1(x) of Disclosure Schedules and subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statement, the Financial Statements are accurate and complete in all material respects, have been prepared in accordance with GAAP on a consistent basis throughout the periods covered and present fairly the financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the periods covered thereby.

5.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

(a) Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the state of its jurisdiction, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b) Authority and Approval. Purchaser has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations thereunder. The execution, delivery, and performance by Purchaser of this Agreement and the Related Agreements to which it is to be a party, and the consummation by Purchaser of the Transactions, have been duly authorized by all required action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, when executed and delivered by Purchaser, the Related Agreements to which Purchaser is to be a party will have been duly executed and delivered by Purchaser. This Agreement is, and each of the Related Agreements to which Purchaser is to be a party when executed and delivered by Purchaser will be, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exception.

(c) No Conflict. The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which it is to be a party, and Purchaser’s compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser of the Transactions, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, Purchaser’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the

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performance required by, or require any consent, authorization, or approval under, any material Contract to which Purchaser is a party or by which it is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Purchaser, except in each case as would not reasonably be expected to have a material adverse effect on Purchaser or materially adversely affect the validity or enforceability of this Agreement against Purchaser or materially adversely affect the ability of Purchaser to consummate the Transactions.

(d) Governmental Approvals and Filing. No consent, authorization, approval, or action of, filing with, notice to, or exemption from any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is to be a party or the consummation of the Transactions, except for any approvals or clearances under Antitrust Laws required in connection with the acquisition of the Acquired Assets and except for any other consent, approval or action where the failure to obtain any such consent, approval, or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (A) have a material adverse effect on Purchaser or (B) materially adversely affect the validity or enforceability against Purchaser of this Agreement or such Related Agreements or materially adversely affect the ability of Purchaser to consummate the Transactions.

(e) No Brokers. No broker, finder, or investment banker is entitled to any brokerage commission, finder’s fee, or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

(f) Legal Proceedings. As of the Agreement Date, there are no Actions pending, or to the knowledge of Purchaser, threatened, against Purchaser that would reasonably be expected to prevent or delay the ability of Purchaser to enter into and perform its obligations under this Agreement, the Related Agreements, or the Transactions. There is no Order to which Purchaser is subject or that is pending or, to the knowledge of Purchaser, threatened that would reasonably be expected to prevent or delay the ability of Purchaser to enter into and perform its obligations under this Agreement, the Related Agreements or the Transactions.

(g) Availability of Funds; Solvency. If the Option is exercised, Purchaser will have available sufficient cash to enable it to pay the Consideration as required pursuant to Section 3.2. Purchaser is solvent and currently: (i) is able to pay its debts as they become due; (ii) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

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6. ADDITIONAL AGREEMENTS.

6.1 Public Disclosures. Seller shall only issue press releases related to the activities contemplated by this Agreement that have either (A) been approved by Purchaser or (B) are required to be issued by Seller under applicable Laws based upon advice of counsel. Seller shall provide Purchaser with a draft press release reasonably prior to its intended publication for Purchaser’s review. If Purchaser asks for modification, then Seller shall either make such modification or work with Purchaser to arrive at a press release that Purchaser approves. Notwithstanding the foregoing, each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is consistent with prior public disclosures or public statements approved pursuant to this Section 6.1 and which do not reveal nonpublic information about the other Party. If the filing of this Agreement with the U.S. Securities and Exchange Commission or any stock exchange on which securities issued by a Party or its Affiliate are traded is required by applicable Laws, the Parties shall coordinate in advance with each other in connection with such filing and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any Governmental Authority or any stock exchange as the case may be.

6.2 Confidentiality. Seller agrees that for [***] following the Closing Date it shall hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other Laws (and then only following reasonable prior written notice to Purchaser, to the extent practicable or legally permissible, so that Purchaser shall have an opportunity to object), all confidential information of Purchaser or the Acquired Assets to which it had access prior to the Closing and will not release or disclose such confidential information to any other Person, except to its auditors, attorneys, financial advisors and other consultants, agents and advisors who need to know such information in connection with Seller’s business (provided that Seller takes reasonable steps to ensure that each such Person maintain the confidentiality required hereunder); provided that the foregoing obligations shall not apply to any such information which comes into the public domain through no fault of Seller, or of any Person to whom Seller is authorized to release or disclose such information, or any information that the recipient of such information independently develops or discovers after the Closing without reference to the disclosed information or breach hereof.

6.3 Conduct Pending the Closing. From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.1, Seller shall cause the Acquired Assets to be operated in the Ordinary Course of Business in all material respects.

6.4 Filings, Consents and Approvals.

(a) Following delivery of the Option Exercise Notice, Purchaser shall notify Seller whether it believes a filing may be required under any Antitrust Laws. Subject to the terms and conditions set forth in this Agreement, following and contingent upon the exercise of the Option, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable after exercise of the Option, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any

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such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or Legal Proceeding by, any Governmental Authority in connection with any Antitrust Laws, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) In furtherance of the foregoing and subject to the terms and conditions set forth in this Agreement, the Parties agree to use reasonable best efforts to take, and cause their Affiliates to use reasonable best efforts to, cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC or DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ, other Governmental Authorities or any other Person under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing.

(c) Notwithstanding anything to the contrary in this Agreement, nothing shall require or be constructed to require (x) Purchaser or its Affiliates or (y) Seller (and Seller shall not, unless otherwise consented to in writing by Purchaser) to take any action to: (i) commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Purchaser or its Affiliates or any of the Acquired Assets, (ii) terminate any Acquired Business Contracts or any existing relationships, contractual rights or obligations of Purchaser or its Affiliates, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of Purchaser or any of its Affiliates, (v) effectuate any other change or restructuring of Seller or any of its Affiliates, (vi) undertake or enter into agreements with any Governmental Authority or agree to the entry of an Order by any Governmental Authority, and (vii) otherwise take or commit to take any actions, in the case of Purchaser, with respect to the businesses, product lines or assets Purchaser or any of its Affiliates or, in the case of Seller, any of the Acquired Assets outside of the Ordinary Course of Business.

(d) Subject to the terms and conditions of this Agreement, following and contingent upon the exercise of the Option, upon the determination of Purchaser that any of the following are required, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; (ii) promptly make all other filings, notifications or other consents as may be required to be made or obtained by such Party under foreign Antitrust Laws; and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Authorities in connection with the Transactions.

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(e) Without limiting the generality of anything contained in this Section 6.4, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, with respect to the Transactions, (ii) give the other Parties prompt notice of the making or commencement of any request or Legal Proceeding brought by a Governmental Authority or brought by a Third Party before any Governmental Authority, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Authority in connection with any such request or Legal Proceeding, (v) upon request, promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Authority in connection with any such filing, request or Legal Proceeding (documents provided pursuant to this provision may be redacted (1) as necessary to comply with contractual arrangements, (2) to remove references to valuation of Seller and (3) as necessary to address reasonable privilege or confidentiality concerns), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request or Legal Proceeding and (vii) except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any such request or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings for the Transactions. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but Seller shall bear its own costs for the preparation of any such filings. No Party shall commit to or agree with any Governmental Authority to stay, toll or extend, directly or indirectly, any applicable waiting period with respect to the Transactions under the HSR Act or other applicable Antitrust Laws, or pull and refile under the HSR Act or other applicable Antitrust Laws, in each case, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

6.5 Further Assurances and Cooperation; Non-Compete.

(a) Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially

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reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents, and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and recordings of license grants; (ii) the obtaining of all necessary consents, approvals, or waivers from Third Parties required in accordance with the transfer of any Acquired Asset from Seller to Purchaser pursuant to Section 2.1; (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement and the Related Agreements; and (iv) the identification and delivery of all Acquired Assets not previously identified and delivered.

(b) Cooperation. If, in order to properly prepare any documents or reports required to be filed with any Governmental Authority, it is necessary that either Purchaser or Seller be furnished with additional information, documents, or records relating to the Product Operations, the Acquired Assets, the Excluded Liabilities, or the Assumed Liabilities, and such information, documents, or records are in the possession or control of the other Party, such other Party will use its commercially reasonable efforts to furnish or make available such information, documents, or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense; provided, further, that the Parties agree that any Party receiving such materials shall be subject to the same obligations of confidentiality described in Section 6.5(c)(i).

(c) Non-Compete.

(i) Seller agrees that, from the Agreement Date until [***] following the Closing Date, it shall not, and shall cause its Affiliates, successors and assigns not to, conduct, participate in, or fund (directly or indirectly), alone or with an Affiliate or Third Party, any Competitive Activities, except as contemplated by this Agreement or the Collaboration Agreement. Seller acknowledges that the time, geographic, and scope limitations of its obligations under this Section 6.5(c) are fair and reasonable in all respects. If any term of this provision is invalid or unenforceable in any jurisdiction, it shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Further, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. In addition, Seller will not waive or release any employee from any Contract between Seller and its employees that binds its employees to customary non-compete obligations consistent with this Section 6.5(c) and applicable Law.

(ii) In the event of a Change in Control of Seller, the exclusivity restrictions set forth in Section 6.5(c)(i) shall not apply to any Competitive Activities of the Third Party that is the acquirer in such Change in Control or Affiliates of such Third Party (other than Seller and its Preexisting Affiliates) (collectively, the “Acquiring Parties”) that exist prior to the closing of such Change in Control (“Pre-Existing Competitive Activities”), provided, that (A) no Seller IP is used by or on behalf of Seller, its Preexisting Affiliates or the Acquiring Parties in connection with any Pre-Existing Competing Activities, (B) no Seller IP or other Confidential Information of Seller or its Preexisting Affiliates can be accessed by personnel of such Acquiring Parties involved in performing any Pre-Existing Competitive Activities, and (C) such Acquiring Parties institute sufficient technical and administrative safeguards to ensure the requirements set forth in the foregoing clauses (A) and (B) are met, including by creating “firewalls” between the personnel teams charged with working on any Pre-Existing Competitive Activities.

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6.6 Tax Matters.

(a) Allocation. Purchaser and Seller acknowledge and agree that the purchase and sale of the Acquired Assets will be treated for all Tax purposes as a taxable asset purchase. The Consideration (including any Assumed Liabilities, to the extent properly taken into account for income Tax purposes) shall be allocated for US Tax purposes consistently with the allocation schedule prepared by Seller (the “U.S. Allocation Schedule”) and shall be allocated for Irish Tax purposes consistently with the allocation schedule prepared by Purchaser (the “Irish Allocation Schedule”). Neither Party shall file any Tax Return in the U.S. that is inconsistent with the U.S. Allocation Schedule, and neither Party shall file any Tax Return in Ireland that is inconsistent with the Irish Allocation Schedule.

(b) Straddle Period Taxes. In the case of any real or personal property Taxes (or other Taxes imposed on a periodic basis) attributable to the Acquired Assets that are reported on a Tax Return covering a period beginning on or before the Closing and ending thereafter (each, a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Purchaser and Seller on a per diem basis. The Party required by applicable Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period and in the manner required by applicable Law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of the amount of such Straddle Period Taxes, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (“Transfer Taxes”) shall be borne [***]% by Purchaser and [***]% by Seller. The Party required under applicable Laws to file a Tax Return with respect to Transfer Taxes will, at its own expense, prepare or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns. The Parties agree to reasonably cooperate to minimize any Transfer Taxes to the extent permitted by applicable Law.

(d) Later Imposed Withholding. In the event that Purchaser does not withhold Taxes from a payment to Seller under this Agreement, and a Governmental Authority asserts that such payment was subject to withholding Taxes, Seller agrees to indemnify Purchaser for any withholding Taxes imposed on Purchaser with respect to such payments (except as otherwise provided in Section 3.4 of this Agreement) (collectively “Later Imposed Withholding”). At Purchaser’s election, (1) Purchaser may offset the amount of such Later Imposed Withholding from future payments due to Seller under this Agreement, or (2) Seller shall pay the amount of such Later Imposed Withholding to Purchaser promptly upon request. Promptly following Purchaser withholding any Later Imposed Withholding or Seller remitting any Later Imposed Withholding to Purchaser, Purchaser will (i) pay to the relevant Governmental Authority the amount of such Later Imposed Withholding; and (ii) provide evidence of such payment to Seller on a reasonable and timely basis.

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(e) Cooperation. To the extent relevant to the Product Operations or the Acquired Assets, each Party shall (i) provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, claim for refund, and the conduct of any audit or other examination by any Governmental Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) provide the other with all records or other information in its possession that is reasonably requested and may be relevant to the preparation of any Tax Returns, claim for refund, or the conduct of any audit, examination, or other proceeding (including any judicial or administrative proceeding) relating to Taxes (each, a “Tax Contest”). Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return, claim for refund, or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Notwithstanding the foregoing, no Party shall be required to provide or provide access to any income Tax Returns or related workpapers.

6.7 Employee Matters. Unless Purchaser requests or agrees in writing, no employees of Seller will be transferred to Purchaser in connection with the Transactions. However, Purchaser may consider hiring employees or individual contractors of Seller or its Affiliates who spend a substantial portion of their time on the Product Operations during the Option term or Pre-Closing Period (the “Product Employees”). Upon Purchaser’s written request, during the Pre-Closing Period, Seller shall (i) make reasonable efforts to permit Purchaser to conduct interviews with the Product Employees and (ii) provide to Purchaser compensation and benefits data and performance rankings information with respect to the interviewed employees. If Purchaser determines that it is interested in hiring any of the Product Employees, then prior to the Closing Date, Purchaser may extend to such Product Employees individualized written offers of employment that, if accepted, would contemplate that such Product Employee would commence employment with Purchaser or an Affiliate of Purchaser on the day of the Closing without a lapse in pay. Any such Product Employee who accepts an offer of employment from Purchaser or its Affiliates shall be a “Transferring Employee.” During [***] period commencing on the Closing Date, Seller shall not (and Seller shall ensure that its Affiliates do not) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit any Transferring Employee to leave employment with Purchaser or its Affiliates; provided, however, that Seller and its Affiliates may place general employment solicitations that are not intended to target the Transferring Employees. No provision of this Agreement shall create any third-party beneficiary rights in any current or former employees or consultants of Seller or any Seller Affiliates.

6.8 Escrow Agent. Purchaser shall use commercially reasonable efforts to engage the Escrow Agent as soon as reasonably practicable following the delivery of the Option Exercise Notice and in any event prior to the Closing.

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7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

The obligation of Purchaser to effect the Closing and consummate the Transactions is subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date (as qualified by the Initial Schedule) and as of the Closing Date (as qualified by the Updated Schedules), with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

7.2 Performance of Covenants. Seller shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Seller at or before the Closing).

7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order preventing the consummation of any of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted that makes consummation of any of the Transactions illegal.

7.4 Antitrust Approvals. Any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act and under any other applicable Antitrust Laws shall have been received or shall have terminated or expired.

7.5 No Material Adverse Effect. There shall have been no Material Adverse Effect since the Agreement Date that is continuing as of the Closing Date, and no event shall have occurred and no condition or circumstance shall exist that would reasonably be expected to give rise to any such Material Adverse Effect.

7.6 Third Party Consents. Seller shall have obtained all Third Party consents for the transfer or novation to Purchaser of all Acquired Business Contracts and such consents shall be in full force and effect.

7.7 No Governmental Litigation. There shall not be pending or threatened in writing before any court of competent jurisdiction or other Governmental Authority any Action (a) to which a Governmental Authority is a party, and (b) that would or would reasonably be expected to (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Transactions or result in damages to Purchaser or any of its Affiliates in connection with the Transactions, or (ii) prohibit or limit the ownership or operation by Purchaser, its Affiliates of the Acquired Assets or the Assumed Liabilities, or (iii) compel Purchaser or its Affiliates to dispose of, hold separate or license any material portion of the business or assets (including the Acquired Assets) of Purchaser or its subsidiaries, as a result of the Transactions.

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7.8 Closing Certificate. Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Sections 7.1, 7.2 and 7.5 is satisfied in all respects as of the Closing (the “Seller Closing Certificate”).

7.9 Option Exercise Notice. Purchaser shall have delivered an Option Exercise Notice to Seller in accordance with the Collaboration Agreement.

7.10 Related Agreements. Seller shall have executed and delivered to Purchaser (or caused one or more of its Affiliates to execute and deliver to Purchaser, as applicable) each of the Related Agreements.

8. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER.

The obligation of Seller to effect the Closing and consummate the Transactions is subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects.

8.2 Performance of Covenants. Purchaser shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Purchaser at or before the Closing).

8.3 No Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order preventing the consummation of any of the Transactions by Seller shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted that makes consummation of any of the Transactions illegal.

8.4 Antitrust Approvals. Any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act and under any other applicable Antitrust Laws shall have been received or shall have terminated or expired.

8.5 Closing Certificate. Purchaser shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 8.1 and 8.2 is satisfied in all respects.

8.6 Option Exercise Notice. Purchaser shall have delivered an Option Exercise Notice to Seller in accordance with the Collaboration Agreement.

8.7 Related Agreements. Purchaser shall have executed and delivered to Seller each of the Related Agreements.

9. INDEMNIFICATION.

9.1 Indemnification by Seller and Purchaser.

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(a) Indemnification by Seller. Subject to the terms and conditions of this Agreement, Seller will indemnify and hold harmless Purchaser, its Affiliates, and their respective officers, directors, managers, employees, agents, successors, and permitted assigns (collectively, the “Purchaser Indemnified Parties”) against and in respect of any Losses suffered or incurred by any Purchaser Indemnified Party resulting from or arising out of any of the following:

(i) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or the Disclosure Schedules as of the Schedule Delivery Date or as of the Closing Date (as if given on the Closing Date), taking into account the Initial Schedules and, with respect to any representation or warranty made as of the Schedule Delivery Date or the Closing Date, the Updated Schedules, (in each case, except to the extent expressly made as of a specified date, in which case as of such date) and without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty;

(ii) any breach of or failure to perform any covenant, agreement, or obligation of Seller in this Agreement or the Collaboration Agreement;

(iii) any Excluded Liabilities, including Seller Tax Liabilities;

(iv) any Liability (other than the Assumed Liabilities) to which Purchaser or any of the other Purchaser Indemnitees may become subject and that arises from or relates to (A) the operation by Seller of its business, with respect to the Product Operations prior to the Closing, including any Liability arising from any Clinical Trials conducted by or for Seller prior to the Closing, or (B) any failure by Seller to comply with any bulk transfer law or similar Law in connection with any of the Transactions;

(v) any Fraud in connection with this Agreement or any Related Agreement; or

(vi) any Proceeding commenced by a Purchaser Indemnified Party for the purpose of enforcing any of its rights under this Section 9.1(a) and in which such Purchaser Indemnified Party is the prevailing party.

(b) Indemnification by Purchaser. Subject to the terms and conditions of this Agreement, Purchaser will indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, managers, employees, agents, successors, and permitted assigns (collectively, the “Seller Indemnified Parties”) against and in respect of any Losses suffered or incurred by any Seller Indemnified Party resulting from or arising out of any of the following:

(i) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or the Disclosure Schedules, as of the Schedule Delivery Date or as of the Closing Date (as if given on the Closing Date) (in each case, except to the extent expressly made as of a specified date, in which case as of such date) and without giving effect to any materiality, material adverse effect or similar qualifications limiting the scope of such representation or warranty;

(ii) any breach of or failure to perform any covenant, agreement, or obligation of Purchaser in this Agreement or the Collaboration Agreement;

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(iii) the operation by Purchaser of the Product Operations, following the Closing;

(iv) the Assumed Liabilities; or

(v) any Fraud in connection with this Agreement or any Related Agreement; or

(vi) any Legal Proceeding commenced by a Seller Indemnified Party for the purpose of enforcing any of its rights under this Section 9.1(b) and in which such Seller Indemnified Party is the prevailing party.

9.2 Survival.

(a) All representations and warranties contained in Article 5 of this Agreement (including the related portions of the Disclosure Schedules) will survive the Closing for a period ending [***] after the Closing Date, at which time they shall terminate, are void, and of no further force or effect; provided, the foregoing shall not apply to (i) the Fundamental Representations, which shall survive the Closing until 11:59 pm (Eastern time) on the date that is 90 days following the expiration of the longest applicable statute of limitations (including any extensions thereof) or (ii) the IP Representations, which IP Representations will survive for three years following the Closing Date. The covenants in this Agreement and the covenants in the Collaboration Agreement shall survive Closing and continue in effect and expire in accordance with their respective terms; provided, that, any Claim for Losses with respect to any covenants that expire at or prior to the Closing shall survive for a period ending [***] following the Closing Date.

(b) Notwithstanding the foregoing, any Fraud committed in connection with this Agreement will survive the Closing without limitation as to time.

(c) No indemnification will be payable for any Claim for Losses pursuant to Sections 9.1(a)(i) or 9.1(b)(i) with respect to any inaccuracy or breach of any representation or warranty after termination of the applicable survival period specified in this Section 9.2, except with respect to Claims made prior to such termination pursuant to Section 9.5 but not then resolved (such representation or warranty surviving with respect to such Claim until resolution of such Claim), or with respect to any covenants after the termination of the applicable survival period. The limitations set forth in this Section 9.2(c) shall not apply to any Claim for Losses pursuant to Sections 9.1(a)(iii), 9.1(a)(iv), 9.1(a)(v), 9.1(a)(vi), 9.1(b)(iii), 9.1(b)(v), or 9.1(b)(vi) regardless of whether such Claim also may be described in other subsections of Section 9.1(a) or Section 9.1(b), provided, however, that there shall not be any multiple recovery for any Losses for all purposes of this Agreement, or multiple recovery for duplicate Losses under this Agreement, the Collaboration Agreement or any Related Agreement.

9.3 Limitations. The rights to indemnification are subject to the following limitations:

(a) Cap. The aggregate amount which all of the Purchaser Indemnified Parties will be entitled to receive (i) for all Claims under Section 9.1(a)(i) (other than with respect to any misrepresentation or breach of any Fundamental Representations or any IP Representations) shall not exceed (i) the Escrow Amount and (ii) for all Claims under Section 9.1(a)(i) with respect to

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any misrepresentation or breach of any Fundamental Representations or any IP Representations and for all Claims under Section 9.1(a)(ii) shall not exceed (A) the Escrow Amount, plus (B) the Closing Payment, plus (C) the amount of the [***], to the extent the [***] is not paid by [***], plus (D) the amount of any Milestone Payments or Royalties (or portion thereof) that are paid or become payable, which Claims shall be satisfied first, for as long as there are remaining funds in the Escrow Account, from the Escrow Amount and second, to the extent that any Milestone Payments or Royalties are then payable to Seller under Section 3.3, pursuant to the setoff right set forth in Section 9.4.

(b) Deductible. Seller will have no obligation to indemnify any Purchaser Indemnified Parties for any Claims under Section 9.1(a)(i) (other than Section 9.1(a)(i) with respect to any misrepresentation or breach by Seller of any Fundamental Representations or any IP Representations for which the Deductible will not apply) until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties for which a Claim is brought under Section 9.1(a)(i) exceeds $[***] (the “Deductible”), and to the extent such Losses exceed the Deductible such Purchaser Indemnified Party shall be entitled to recover all such Losses in excess of the amount of the Deductible.

(c) Exclusions from Limitations. The limitations under Section 9.3(a) will not apply with respect to any Claims for indemnification arising under Sections 9.1(a)(iii)- through 9.1(a)(vi), the aggregate amount of which shall not be capped, regardless of whether such Claim(s) also may be described in any other subsection of Section 9.1(a).

(d) Other Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Parties expressly intend and agree as follows:

(i) The amount of any Losses incurred by the Indemnified Party shall be reduced by any amount actually recovered by such Indemnified Party with respect thereto under any insurance coverage (net any costs and expenses, including deductibles, costs of recovery and the amount of any insurance premium increases).

(ii) Each Indemnified Party shall use commercially reasonable efforts to, and shall cause its Affiliates to use commercially reasonable efforts to, mitigate any Losses for which it seeks indemnification under this Article 9; provided, however, that no such Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract or Laws binding on such Indemnified Party or any Affiliate thereof, make any insurance claims or commence litigation against any Third Party.

(iii) The indemnification provisions provided for in this Article 9 will be the exclusive remedy for any breach of any representation, warranty, covenant, or agreement contained in this Agreement; provided, however, that nothing in this Agreement shall limit the rights or remedies of any Indemnified Party in connection with (A) Fraud or (B) seeking any equitable remedies.

(iv) Seller shall have no obligation to indemnify the Indemnified Parties for any Losses attributable to Taxes for any taxable period (or portion thereof) beginning after the Closing Date.

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9.4 Right to Set-Off. Subject to all of the other restrictions and limitations contained in this Article 9 and in addition to any rights of set-off or other similar rights that Purchaser or any other Indemnified Party may have at common law or otherwise, Purchaser shall have the right, but not the obligation, to withhold from any unpaid future Milestone Payments and/or Royalties due and payable to Seller the amount of Losses described in any then-pending indemnification Claims made by any of the Purchaser Indemnified Parties pursuant to Section 9.5 (i.e., Purchaser may withhold an aggregate amount from any Milestone Payments and/or Royalties up to 100% of the amount of its Losses under any such indemnification Claims, subject to the limitations set forth in Section 9.3). If the final amount of such Losses is determined in accordance with this Article 9 to be less than the amounts withheld from the Milestone Payments and/or Royalties, then Purchaser shall promptly, and in any event within 15 Business Days following the final determination of the amount of such Losses, deliver the difference to Seller. If the final amount of such Losses is finally determined to exceed the amount by which the Milestone Payments and/or Royalties were reduced for such Claim, then Purchaser shall continue to be entitled to indemnification for the amount of such excess subject to the limitations set forth in this Article 9.

9.5 Resolution of Indemnification Disputes. In order to seek indemnification under this Article 9, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party which contains (a) a description and the amount, if known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (which shall be calculated and estimated by the Indemnified Party in good faith), (b) a statement that the Indemnified Party is entitled to indemnification under this Article 9 for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Claim Notice and the underlying Claims. If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Article 9, the dispute will be resolved as set forth below:

(a) An Indemnifying Party may object to a Claim for indemnification set forth in Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the Claim made in the Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to the 30th day following the receipt of the applicable Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the Claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the Claims in respect of which the objection is made.

(b) To the extent the Indemnifying Party does not object in writing (as provided in Section 9.5(a)) to the Claims contained in such Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the Claims for Losses set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established) (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) with respect to the applicable parties against the Indemnifying Party (any such Claim, an “Unobjected Claim”). Within 30 days of a Claim becoming an Unobjected Claim, the Indemnifying Party shall make the

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applicable payment to such Indemnified Party, subject to the limitations set forth in this Article 9 (provided, that, if all or any portion of such amount is to be recovered from the Escrow Account, Purchaser and Seller shall execute a joint written instruction directing the Escrow Agent to deliver such amount to the Indemnified Party).

(c) In case an Indemnifying Party timely delivers an Objection Notice in accordance with Section 9.5(a), the Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims. If the Indemnifying Party and the Indemnified Parties reach an agreement, a written memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any Claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within 30 days of the applicable Claim becoming a Settled Claim (provided, that, if all or any portion of such amount is to be recovered from the Escrow Account, Purchaser and Seller shall execute a joint written instruction directing the Escrow Agent to deliver such amount to the Indemnified Party).

(d) If no such agreement can be reached after good faith negotiation prior to 45 days after delivery of an Objection Notice, then upon the expiration of such 45-day period either the Indemnifying Party or the Indemnified Parties may seek to resolve such dispute pursuant to Section 11.1(b) and upon such resolution if all or any portion of such disputed amount is to be recovered from the Escrow Account, Purchaser and Seller shall execute a joint written instruction directing the Escrow Agent to deliver such amount to the Indemnified Party.

9.6 Third Party Claim Procedures.

(a) Notice. If an Indemnified Party shall become aware of an indemnifiable matter arising from any pending or threatened Legal Proceeding by or against a Third Party (each such action or suit being a “Third Party Claim”), the Indemnified Party shall promptly, and in any event within 30 days after it first becomes aware of facts which give rise to the basis for such claim, give written notice (a “Third Party Notice”) to the applicable Indemnifying Party of the basis for such Third Party Claim, which notice shall set forth the nature of the Third Party Claim, including, if known, the estimated amount of such claim in reasonable detail and including copies of any documents served on the Indemnified Party with respect to such Third Party Claim. Notwithstanding the foregoing, failure to notify the Indemnifying Party in accordance with this Section 9.6(a) will not relieve the Indemnifying Party of any obligation that it may have to the Indemnified Party except to the extent the defense of such Third Party Claim is actually and materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) Control. The Indemnifying Party, upon notice to the Indemnified Party, shall have the right to assume and control the defense of such Third Party Claim for which the Indemnifying Party is obligated to indemnify pursuant to this Article 9 at its own cost and through counsel of its choosing; provided, however, that the Indemnifying Party shall not have the right to assume and control such defense: (i) if such Third Party Claim involves criminal allegations, (ii) if outside counsel advises in writing the Indemnified Party that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim that cannot be waived, (iii) if such Third Party Claim seeks relief other than

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monetary damages, (iv) if the Indemnifying Party failed or is failing to diligently prosecute or defend with respect to such Third Party Claim and is provided with written notice of such failure by the Indemnified Party, and such failure is not reasonably cured within a reasonable period of time, or (v) if Seller is the Indemnifying Party and the Third Party Claim primarily relates to any Product IP. The Indemnifying Party shall from time to time apprise the Indemnified Party of the status of the Third Party Claim and any resulting Legal Proceeding and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such Third Party Claim as the Indemnified Party may reasonably request. The Indemnified Party shall not admit any liability to any Third Party in connection with any matter which is the subject of a Third Party Notice and shall cooperate fully in the manner requested by the Indemnifying Party in the defense of such claim.

(c) Indemnified Party. Notwithstanding anything herein stated, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If no such notice of intent to defend is given by the Indemnifying Party, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake (with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party) the defense of such Third Party Claim and shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. The Indemnified Party shall furnish the Indemnifying Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such Third Party Claim.

(d) Additional Right. If the Indemnifying Party is not, or becomes not, entitled to assume the defense of such Third Party Claim or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnified Party’s expense, subject to the final determination of whether such expenses are indemnifiable Losses. If the Indemnified Party controls the defense of any Third Party Claim pursuant to this Section 9.6(d), the Indemnified Party shall keep the Indemnifying Party reasonably and timely apprised of all developments in and the status of such Third Party Claim, and, such Indemnified Party shall have the right to compromise or settle such Third Party Claim as indemnifiable Losses with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, if the Indemnified Party settles, in good faith, any Third Party Claim without the Indemnifying Party’s consent (and the absence of the consent was not due to the Indemnifying Party unreasonably withholding or conditioning its consent), then any such settlement of a Third Party Claim by the Indemnified Party not consented to by an Indemnifying Party shall not be determinative of the validity or the amount of Losses with respect to any claim for indemnification by such Indemnifying Party under this Article 9. The existence of any Third Party Claim shall not create a presumption of any breach by a Party of any of its representations, warranties, or covenants set forth in this Agreement. If an Indemnified Party controls any such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

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9.7 Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to Article 9 will be treated as an adjustment to the Consideration, except as otherwise required by applicable Law.

10. TERMINATION.

10.1 Automatic Termination. Notwithstanding anything contained in this Agreement to the contrary, unless earlier terminated pursuant to Section 10.2 or Section 2.5 of the Collaboration Agreement, this Agreement will automatically terminate on the Option Termination Date.

10.2 Termination of the Agreement. This Agreement may be terminated, and the Transactions may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 10.2(a)) at any time prior to the Closing:

(a) by the mutual written agreement of Purchaser and Seller;

(b) by either Purchaser or Seller if any Governmental Authority of competent jurisdiction issues an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transactions, and such Order becomes final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.2(b) shall not be available to a Party whose failure to perform its covenants or agreements contained in this Agreement has been the cause of or has resulted in the imposition of such Order or the failure of such Order to be resisted, resolved, or lifted;

(c) by either Party if the other Party breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform, (i) if capable of being cured, has not been cured by the date that is [***] after receipt of written notice thereof from Purchaser, or (ii) is incapable of being cured; or by either Party by written notice to the other if the consummation of the Transactions contemplated hereby shall not have occurred on or before the date that is [***] following the Option Exercise Date, which date may be extended by either Party for up to [***] if any consents, approvals or clearances with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act and under any other applicable Antitrust Laws have not been obtained by such date (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.2(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or other agreements under this Agreement;

(d) by Purchaser upon termination or expiration of the Option; or

(e) by Purchaser, upon written notice to Seller, at any time after the expiration of the Company Delivery Period if Seller has not delivered the Updated Schedules to Purchaser prior to the expiration of the Company Delivery Period.

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10.3 Effect of Termination. In the event of termination by either Party pursuant to Section 10.1, written notice thereof will forthwith be given to the other Party and the Transactions will be terminated, without further action by either Party. If the Transactions are terminated as provided herein, this Agreement shall become null and void and have no further force and effect and all obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to any other Party, except that nothing herein will relieve or release any Party from liability arising from any breach by such Party of this Agreement prior to any such termination. Notwithstanding the foregoing, the following Sections of this Agreement shall remain in full force and effect: Section 6.2, this Section 10.3, and Article 11.

11. MISCELLANEOUS.

11.1 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of New York, excluding (i) any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction; (ii) the United Nations Conventions on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods; and (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

(b) Dispute Resolution.

(i) General. Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective Executive (as defined in the Collaboration Agreement) of the Parties or their designees, for good faith negotiations attempting to resolve the dispute.

(ii) Referral to Executives. Should the Executives of the parties be unable to resolve such dispute within two months after such dispute has first been referred to them, either Party may pursue any remedy available to such party at law or in equity, subject to the terms and conditions of this Agreement. Purchaser and Seller each hereby irrevocably: (i) consents to submit itself in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the exclusive personal jurisdiction of the courts of the State of New York sitting in New York County, New York; (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any action arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than any such court.

11.2 Specific Performance. Subject to Section 9.3(d)(iii), the Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. The Parties accordingly agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other Party: (a) such other Party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

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11.3 WAIVER OF JURY TRIAL. EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER AND SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.4 Entire Agreement; Severability. This Agreement, together with the Disclosure Schedules, Related Agreements, all Exhibits and Schedules hereto and thereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreements. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final determination of any arbitration process or final judgment of a court of competent jurisdiction, in each case, to the extent in accordance with the terms of this Agreement, declares that any term or provision hereof is invalid or unenforceable, the arbitrators or court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.5 Incorporation by Reference. The Disclosure Schedules, the Schedules and Exhibits, and the documents referenced herein and therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

11.6 Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Purchaser or Seller or, in the case of a waiver, the party waiving compliance. Except as specifically set forth herein to the contrary, no delay or omission by either party in exercising any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either party of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

11.7 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation) or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other Party):

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(1)	If to Seller, to:

Q32 Bio Inc.

Attn: Michael Broxson, CEO

830 Winter Street, 2nd Floor

Waltham, MA 02451

with required copies to:

Goodwin Procter LLP

Attn: Kingsley L. Taft and Laurie A. Burlingame

100 Northern Avenue

Boston, MA 02210

(2)	If to Purchaser, to:

Horizon Therapeutics Ireland DAC

70 St. Stephen’s Green

Dublin 2, D02 E2X4

Ireland

Attention: General Counsel

with required copies to:

Horizon Therapeutics USA, Inc.

Horizon Way

Deerfield, IL 60015

USA

Attention: General Counsel

and

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

USA

Attention: Barbara Borden, L. Kay Chandler

e-mail: [***]

11.8 No Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either Purchaser or Seller without the prior written consent of the other Party; provided, that, (a) Purchaser may assign this Agreement to any of its Affiliates or to a successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, (b) Seller may assign this Agreement to a successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, and (c) no assignment shall relieve either Party of its obligations hereunder. Any assignment in violation of the preceding sentence will be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

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11.9 Third Person Beneficiaries. Except as provided in Article 9, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective successors and permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.10 Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between Purchaser and Seller. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any Third Party.

11.11 Headings; Interpretation. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.12 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed by facsimile signature or by an electronic scan delivered by electronic mail.

11.13 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party hereto will pay its own costs and expenses incurred incident to its negotiation and preparation of this Agreement and the Related Agreements and to its performance and compliance with all agreements and conditions contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

{Signature Page to Follow}

IN WITNESS WHEREOF, the Parties, intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

Q32 BIO INC.

By:	/s/ Michael Broxson
Print Name: Michael Broxson
Title:	CEO

{Signature Page to Asset Purchase Agreement}

IN WITNESS WHEREOF, the Parties, intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

HORIZON THERAPEUTICS IRELAND DAC

By:	/s/ William D. Gannon
Print Name: William D. Gannon
Title:	Director

{Signature Page to Asset Purchase Agreement}

EXHIBIT A

Form of Assignment and Assumption Agreement

[Intentionally Omitted]

EXHIBIT B

Form of Bill of Sale

[Intentionally Omitted]

EXHIBIT C

Transition Services Agreement

[Intentionally Omitted]